Exhibit 2.1

CONTRIBUTION AGREEMENT

BY AND AMONG

ECONTROLS GROUP, INC.,

ECONTROLS, LLC,

MURPHY GROUP, INC.,

MURPHY INDUSTRIES, LLC

AND

GLOBAL CONTROLS & INSTRUMENTATION, LLC

SEPTEMBER 23, 2009

Article I
DEFINITIONS		2
1.1	Definitions	2

Article II
CONTRIBUTIONS AND ISSUANCE OF INTEREST		2
2.1	Contributions	2
2.2	Issuance of Interest	2

Article III
CLOSING		2
3.1	Closing Date	2

Article IV
REPRESENTATIONS AND WARRANTIES OF MURPHY		2
4.1	Existence and Good Standing	2
4.2	Power	3
4.3	Enforceability	3
4.4	Title to Murphy Contributed Interest	3
4.5	Murphy Contributed Assets	3
4.6	Assumed and Retained Liabilities	4
4.7	Title to Properties; Encumbrances; Condition and Sufficiency of Assets	4
4.8	Financial Statements	5
4.9	No Material Effect	5
4.10	Books and Records	5
4.11	Inventory	5
4.12	Murphy Real Property and Leases	6
4.13	Murphy Material Contracts	8
4.14	Conflict	8
4.15	Consents	9
4.16	Litigation	9
4.17	Taxes	9
4.18	No Undisclosed Liabilities	10
4.19	Insurance	10
4.20	Intellectual Property	11
4.21	Compliance with Laws	13
4.22	Accounts Receivable	13
4.23	Employees	13
4.24	Murphy Employee Benefit Plans	15
4.25	Broker’s or Finder’s Fees	17
4.26	Environmental and Health and Safety Matters	17
4.27	Relationships with Related Persons	18
4.28	Customer and Supplier Relations	18
4.29	Sales Representatives and Distributors	19
4.30	Warranties, Orders, Commitments and Returns	19
4.31	Absence of Certain Business Practices	19
4.32	FCPA	19
4.33	Export Compliance	20
4.34	Breach of Representations	21

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4.35	Disclosure	21

Article V
REPRESENTATIONS AND WARRANTIES OF ECONTROLS		21
5.1	Existence and Good Standing	21
5.2	Power	21
5.3	Enforceability	21
5.4	Title to EControls Contributed Interest	21
5.5	EControls Contributed Assets	21
5.6	Assumed and Retained Liabilities	23
5.7	Title to Properties; Encumbrances; Condition and Sufficiency of Assets	23
5.8	Financial Statements	23
5.9	No Material Effect	24
5.10	Books and Records	24
5.11	Inventory	24
5.12	EControls Real Property and Leases	24
5.13	EControls Material Contracts	26
5.14	No Conflict	27
5.15	Consents	27
5.16	Litigation	27
5.17	Taxes	28
5.18	No Undisclosed Liabilities	28
5.19	Insurance	29
5.20	Intellectual Property	29
5.21	Compliance with Laws	31
5.22	Accounts Receivable	31
5.23	Employees	32
5.24	EControls Employee Benefit Plans	33
5.25	Broker’s or Finder’s Fees	36
5.26	Environmental and Health and Safety Matters	36
5.27	Relationships with Related Persons	37
5.28	Customer and Supplier Relations	37
5.29	Sales Representatives and Distributors	37
5.30	Warranties, Orders, Commitments and Returns	38
5.31	Absence of Certain Business Practices	38
5.32	FCPA	38
5.33	Export Compliance	39
5.34	Breach of Representations	39
5.35	Disclosure	40

Article VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY		40
6.1	Existence and Good Standing	40
6.2	Power	40
6.3	Capitalization	40
6.4	Enforceability	40
6.5	No Conflict	40
6.6	Consents	40

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6.7	Brokers	41
6.8	Investments; Subsidiaries	41

Article VII
COVENANTS		41
7.1	Required Approvals	41
7.2	Cooperation; Audits	42
7.3	Cooperation	42
7.4	Labor and Employee Benefit Matters	42
7.5	Conduct of Business by the Murphy Parties	43
7.6	Conduct of Business by the EControls Parties	44
7.7	Exclusive Dealing	45
7.8	Covenant of Murphy-Inc	45
7.9	Covenant of EControls-Inc	45
7.10	Murphy-LLC Note	45

Article VIII
CONDITIONS TO CLOSING		45
8.1	Conditions Precedent to Obligations of the Murphy Parties and the Company	45
8.2	Conditions Precedent to Obligations of the EControls Parties	47

Article IX
TERMINATION		50
9.1	Termination	50

Article X
INDEMNIFICATION; REMEDIES		51
10.1	Survival; Risk Allocation	51
10.2	Indemnification Obligation of Murphy-Inc	51
10.3	Indemnification Obligation of EControls-Inc	51
10.4	Indemnification Obligation with respect to Company	52
10.5	Notice and Opportunity to Defend	52
10.6	Survivability; Limitations	53
10.7	Satisfaction of Liability Claims	55
10.8	Right of Setoff	55
10.9	Specific Performance	56
10.10	Exclusive Remedy	56

Article XI
MISCELLANEOUS		56
11.1	Expenses	56
11.2	Severability	56
11.3	Binding Effect and Assignment	56
11.4	Amendment and Modification	56
11.5	Specific Performance: Injunctive Relief	56
11.6	Notices	57
11.7	Governing Law	58
11.8	Entire Agreement	58
11.9	Counterparts	58
11.10	Remedies Cumulative	59
11.11	Interpretation and Construction	59

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11.12	Delivery by Facsimile	59
11.13	Joint Preparation	59

EXHIBITS

A	Definitions
B	Operating Agreement
C	Murphy Transition Services Agreement
D	EControls Transition Services Agreement
E	Murphy-LLC Note
F	EControls-LLC Contribution Agreement
G	EControls-LLC Operating Agreement
H	Murphy-LLC Contribution Agreement
I	Murphy-LLC Operating Agreement
J	Executive Loan Agreement-Kennon Guglielmo
K	Executive Loan Agreement-Michael Walser
L	Employment Agreement; Terms of Employment

SCHEDULES

4.5	Murphy-Inc. Retained Assets
4.5(b)	Murphy Ownership Interests Contributed
4.6(b)	Murphy-Inc. Retained Liabilities
4.7	Murphy Title to Properties; Encumbrances; Condition and Sufficiency of Assets
4.8	Murphy Financial Statements
4.12	Murphy Real Property & Leases
4.14	Murphy Conflict
4.15	Murphy Consents
4.17(a)	Murphy Taxes
4.18	Murphy No Undisclosed Liabilities
4.19	Murphy Insurance
4.20	Murphy Intellectual Property
4.21	Murphy Compliance with Laws
4.23	Murphy Employees
4.24	Murphy Employee Benefit Plans
4.26(a)	Murphy Environmental and Health and Safety Matters
4.27	Murphy Relationships with Related Persons
4.28	Murphy Customer and Supplier Returns
4.29	Murphy Sales Representatives and Distributors
4.30	Murphy Warranties, Orders, Commitments and Returns
4.32	Murphy FCPA
4.33	Murphy Export Compliance
5.5	EControls Contributed Assets
5.6(b)	EControls-Inc. Retained Liabilities
5.7	EControls Title to Properties; Encumbrances; Condition and Sufficiency of Assets
5.8	EControls Financial Statements

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5.12	EControls Real Property and Leases
5.14	EControls No Conflict
5.15	EControls Consents
5.17(a)	EControls Taxes
5.18	EControls No Undisclosed Liabilities
5.19	EControls Insurance
5.20	EControls Intellectual Property
5.21	EControls Compliance with Laws
5.23	EControls Employees
5.24	EControls Employee Benefit Plans
5.26(a)	EControls Environmental and Health and Safety Matters
5.27	EControls Relationships with Related Persons
5.28	EControls Customer and Supplier Relations
5.29	EControls Sales Representatives and Distributors
5.30	EControls Warranties, Orders, Commitments and Returns
5.32	EControls FCPA
5.33	EControls Export Compliance
8.1(d)(xii)	EControls Real Property Leases
8.2(e)(xiii)	Murphy Real Property Leases

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CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”), dated as of this 23rd day of September, 2009, is by and among EControls Group, Inc., a Texas corporation formerly known as EControls, Inc. (“EControls-Inc.”), EControls, LLC, a Texas limited liability company (“EControls-LLC” and, together with EControls-Inc., the “EControls Parties”), Murphy Group, Inc., an Oklahoma corporation formerly known as Murphy Industries, Inc. (“Murphy-Inc”), Murphy Industries, LLC, an Oklahoma limited liability company (“Murphy-LLC” and, together with Murphy-Inc., the “Murphy Parties”) (each of EControls-Inc. and Murphy-Inc. is a “Contributor” and collectively they are the “Contributors”) and Global Controls & Instrumentation, LLC, an Oklahoma limited liability company (the “Company”). The EControls Parties, the Murphy Parties and the Company are collectively referred to herein as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Murphy Parties and their Affiliates and subsidiaries are engaged in the business of manufacturing and providing equipment management, monitoring and control solutions, including engine and engine-driven equipment controls and monitoring systems for the industrial and oil and gas markets (the “Murphy Business”);

WHEREAS, on or before the Effective Time, Murphy-Inc. will contribute all of its assets related to the Murphy Business, other than its interests in the Murphy-Inc. Retained Assets, and shall assign all of its liabilities, other than the Murphy-Inc. Retained Liabilities, to Murphy-LLC (the “Murphy Asset Contribution”);

WHEREAS, the EControls Parties and certain of their subsidiaries and Affiliates are engaged in the business of manufacturing and providing engine control solutions, industrial control and consumer products (the “EControls Business”);

WHEREAS, on or before the Effective Time, EControls-Inc. will contribute all of its assets related to the EControls Business, other than its interest in the EControls Retained Assets, and shall assign all of its liabilities, other than the EControls-Inc. Retained Liabilities, to EControls-LLC (the “EControls Asset Contribution” and, together with the Murphy Asset Contribution, the “Asset Contributions”);

WHEREAS, the affairs of the Company will be governed by the terms and conditions of that certain Operating Agreement dated as of September 30, 2009, by and between EControls- Inc. and Murphy-Inc. (the “Operating Agreement”) attached hereto as Exhibit B;

WHEREAS, subject to the terms and conditions of the Operating Agreement, Murphy- Inc. desires to contribute its entire membership interest in Murphy-LLC (the “Murphy Contributed Interest”) to the Company in exchange for 6,500 Units, and the Company desires to accept such contribution in exchange for such Units (the “Murphy Interest Contribution”); and

WHEREAS, subject to the terms and conditions of the Operating Agreement, EControls- Inc. desires to contribute its entire membership interest in EControls-LLC (the “EControls Contributed Interest” and, together with the Murphy Contributed Interest, the “Contributed Interests”) to the Company in exchange for 3,500 Units, and the Company desires to accept such contribution in exchange for such Units (the “EControls Interest Contribution” and, together with the Murphy Interest Contribution, the “Interest Contributions”);

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements of the Parties hereinafter contained, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. For purposes of this Agreement, capitalized terms shall have the meanings specified or referred to in Exhibit A.

ARTICLE II

CONTRIBUTIONS AND ISSUANCE OF INTEREST

2.1 Contributions.

(a) Murphy Interest Contribution. Subject to the terms and conditions of this Agreement, at Closing, Murphy-Inc. shall contribute the Murphy Contributed Interest to the Company.

(b) EControls Interest Contribution. Subject to the terms and conditions of this Agreement, at Closing, EControls-Inc. shall contribute the EControls Contributed Interest to the Company.

2.2 Issuance of Interest. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall issue 3,500 Units to EControls-Inc. and 6,500 Units to Murphy-Inc. in accordance with the Operating Agreement.

ARTICLE III

CLOSING

3.1 Closing Date. Subject to the satisfaction or waiver of the conditions to Closing set forth in Article VIII, the closing of the transactions contemplated hereby (the “Closing”) will be effective as of 11:59 p.m. on September 30, 2009 (the “Effective Time”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MURPHY

Murphy-Inc. makes the following representations and warranties as of the date hereof to each of the Company and EControls-Inc.:

4.1 Existence and Good Standing. Murphy-Inc. is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Oklahoma. Murphy-LLC is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Oklahoma. Murphy-Inc. has provided to the Company and the EControls Parties true and complete copies of all of the organizational documents for each Murphy Party. Each of the Murphy Parties is duly qualified to do business in all jurisdiction(s) in which the character or location of the properties owned or leased by it or the nature of the businesses conducted by it makes such qualification necessary, except for such failures to be so authorized, qualified, licensed or in good standing as could not reasonably be expected to have a Material Adverse Effect.

4.2 Power. Each Murphy Party has the entity power and authority to execute, deliver and perform fully its obligations under this Agreement and the Transaction Documents.

4.3 Enforceability. The execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of each Murphy Party and constitute the valid and legally binding obligations of such Murphy Party enforceable against such Murphy Party in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar laws and principles of equity affecting creditors’ rights and remedies generally (the “General Enforceability Limitations”).

4.4 Title to Murphy Contributed Interest. Murphy-Inc. has good title to the Murphy Contributed Interest, free and clear of any Encumbrance.

4.5 Murphy Contributed Assets. At the Closing, except for the assets set forth on Schedule 4.5 (the “Murphy-Inc. Retained Assets”), Murphy-Inc. will have contributed to Murphy-LLC, free and clear of any Encumbrance, all right, title and interest in and to all assets, rights and properties of every nature, kind and description, whether tangible or intangible, owned, leased or licensed, real, personal or mixed, used in or held for use in the Murphy Business immediately prior to the Closing, including the following (collectively, the “Murphy Contributed Assets”):

(a) all furniture, fixtures, machinery and equipment used in the Murphy Business, including office equipment, supplies and other tangible personal property wherever located and any and all technology, machinery and equipment located at the corporate headquarters of the Murphy Business in Tulsa, Oklahoma, its facilities in Rosenberg, Texas, and Grants Pass, Oregon;

(b) the ownership interests in certain other companies set forth on Schedule 4.5(b);

(c) all inventory held for sale in the Murphy Business, wherever located as of the Effective Time, as well as Murphy-Inc.’s right to receive inventory ordered by Murphy-Inc. for the Murphy Business from suppliers prior to and not received by Murphy-Inc. as of the Effective Time;

(d) all unfilled customer orders relating to the Murphy Business and all deposits and other payments relating thereto;

(e) all contracts, purchase orders, instruments and other agreements (whether written or oral) relating to the Murphy Business to which Murphy-Inc. is a party or by which its assets or properties are bound, including the Murphy Material Contracts;

(f) all prepaid expenses, advance payments, deposits, surety accounts and other similar deposits, including deposits with suppliers, in each case, relating to the Murphy Business;

(g) all trade, supplier accounts and notes receivable, unbilled revenues, reimbursable costs and expenses and other claims for money due to Murphy-Inc. relating to the Murphy Business;

(h) all Intellectual Property Rights owned or licensed by Murphy-Inc. relating to the Murphy Business (collectively, the “Murphy Intellectual Property”);

(i) all Governmental Authorizations or any waiver of any of the foregoing related to the Murphy Business and issued to Murphy-Inc. by any Governmental Body;

(j) all business and employment records of Murphy-Inc. related to the Murphy Business, including all books, records, ledgers, files, documents, correspondence, lists (including customer lists, in whatever form or medium), customer surveys, customer service records, advertising and promotional materials, studies, reports and other materials (in whatever form or medium), owned or maintained in connection with the Murphy Business;

(k) all of the goodwill related to the Murphy Contributed Assets and the Murphy Business; and

(l) the following items to the extent related to the Murphy Business or the Murphy Contributed Assets or any of the Murphy-LLC Assumed Liabilities: warranties, indemnities, allowances, rights of set-off, rights of recovery, rights to reimbursement or contribution, rights to receive grants, rights to receive performance, rights to assert claims, rights to pursue remedies, rights to sue for past infringement, rights to insurance proceeds and other claims, rights and causes of action.

4.6 Assumed and Retained Liabilities.

(a) At the Closing, Murphy-LLC will have assumed and will be responsible for paying, performing and discharging as and when due all obligations and liabilities of: (i) Murphy-Inc. relating to the Murphy Contributed Assets; (ii) all liabilities and obligations arising under the Murphy Material Contracts; and (iii) all other liabilities of Murphy and its Affiliates related to or arising in connection with the Murphy Business, which are not Murphy-Inc. Retained Liabilities (collectively, the “Murphy-LLC Assumed Liabilities”).

(b) Murphy-LLC has not assumed the liabilities or obligations set forth on Schedule 4.6(b) and Murphy-LLC has not assumed any liabilities or obligations not related to the Murphy Business (collectively, the “Murphy-Inc. Retained Liabilities”).

4.7 Title to Properties; Encumbrances; Condition and Sufficiency of Assets. Murphy- Inc. has, as of the date hereof, and Murphy-LLC will have, at the Closing, good, valid and marketable title to the Murphy Contributed Assets, free and clear of any Encumbrance except as otherwise set forth on Schedule 4.7. Except as otherwise set forth on Schedule 4.7, all of the assets owned, leased or used by the Murphy Business included in the Murphy Contributed Assets are in good operating condition and repair (wear and tear excepted and taking into account their age), are suitable for the purpose used, are adequate and sufficient for all current operations of the Murphy Business. Except as set forth on Schedule 4.7, the Murphy Contributed Assets are adequate and sufficient to permit Murphy-LLC to conduct the Murphy Business as conducted by Murphy-Inc. immediately prior to the Closing. Except as set forth on Schedule 4.7, immediately prior to the Closing, Murphy-Inc. did not own, lease, or use any assets related to the Murphy Business, other than the Murphy Contributed Assets.

4.8 Financial Statements. The Murphy Parties have heretofore furnished EControls- Inc. and the Company with internal financial statements of Murphy-Inc. dated as of June 30, 2008, internal financial statements of Murphy-Inc. dated as of December 31, 2008, and internal financial statements of Murphy-Inc. as of June 30, 2009, and the related statements of income, retained earnings and cash flows for each of the periods then ended (collectively, the “Murphy Financial Statements”). The balance sheet of Murphy-Inc. dated as of June 30, 2009, is hereinafter referred to as the “Murphy Balance Sheet.” Except as otherwise set forth on Schedule 4.8, the Murphy Financial Statements have been prepared from the books and records of Murphy-Inc. in accordance with GAAP consistently applied throughout the periods indicated and fairly present the financial condition and the results of operations and cash flows of Murphy- Inc. and the changes in its financial position for the periods indicated. Except as set forth on Schedule 4.8, the statements of income included in the Murphy Financial Statements do not contain any items of special or non-recurring income or any other income not earned in the Ordinary Course of Business except as expressly specified in the notes to the Murphy Financial Statements. The balance sheets included in the Murphy Financial Statements reflect all claims against and all Indebtedness and liabilities of Murphy-Inc., which are required to be reflected on the Murphy Financial Statements as at their respective dates.

4.9 No Material Effect. Since June 30, 2009 (the “Murphy Balance Sheet Date”), there has been no Material Adverse Effect on the Murphy Business, and no fact or condition exists or is contemplated, or, to the Knowledge of Murphy-Inc., threatened which, individually or in the aggregate with other facts or conditions, may result in a Material Adverse Effect on the Murphy Business.

4.10 Books and Records. Murphy-Inc. maintains books and records reasonably reflecting its assets and liabilities and maintains internal accounting controls which provide reasonable assurances that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of Murphy-Inc. and to maintain accountability for Murphy-Inc.’s assets; (iii) access to Murphy- Inc.’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of Murphy-Inc.’s assets is compared with existing assets at regular intervals; (v) accounts, notes and other receivables and inventory, if any, are recorded accurately, and commercially reasonable procedures are implemented to effect the collection of the accounts, notes and other receivables on a current and timely basis; and (vi) material events related to the business of Murphy-Inc. are timely communicated to executive management.

4.11 Inventory. All items of inventory and related supplies (including raw materials, work-in-process and finished goods) reflected on the Murphy Balance Sheet or thereafter acquired (and not subsequently disposed of in the Ordinary Course of Business) are merchantable and are held for sale in the Ordinary Course of Business as first quality goods, none of such items is obsolete or below standard quality and each item of such inventory reflected in the Murphy Balance Sheet and the books and records of Murphy-Inc. is so reflected on the basis of a complete physical count and is valued at the lower of cost (on a first in, first out basis) or market in accordance with GAAP, except where such non-conformity is not material.

4.12 Murphy Real Property and Leases.

(a) The real property set forth on Schedule 4.12(a) (the “Murphy Real Property”) comprises all of the real property used or intended to be used in connection with the Murphy Business. Murphy-LLC and/or its predecessors in interest have, up to the Effective Time, enjoyed peaceful possession of each parcel of Murphy Real Property, and neither Murphy- LLC nor, to the Knowledge of any Murphy Party, any other party to the leases for the Murphy Real Property (the “Murphy Leases”) was at the time of termination of such Murphy Lease, in material default thereunder. True and correct copies of the Murphy Leases have been made available to EControls-Inc. As the Company and the applicable Murphy Party lessor have entered into new lease(s) for the Murphy Real Property, the Murphy Leases have been terminated by mutual agreement of the lessor(s) and lessee(s) thereunder, effective as of the Effective Time, and no party to the Murphy Leases has any remaining obligations thereunder, except for Murphy-Inc. Retained Liabilities. The entity set forth on Schedule 4.12(a) as the fee-title owner of each parcel of Murphy Real Property has good and indefeasible title to same, free and clear of any Encumbrance.

(b) Except as set forth on Schedule 4.12(b), Murphy-LLC does not own or have any interest (other than a leasehold interest) in any real property. Except as set forth on Schedule 4.12(b), Murphy-LLC has never owned or had any interest (other than a leasehold interest) in any real property.

(c) Except as set forth on Schedule 4.12(c), all buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Murphy Real Property (the “Murphy Improvements”) are in good condition and repair, ordinary wear and tear excepted, and sufficient for the operation of the Murphy Business. Except as set forth on Schedule 4.12(c), there are no facts or conditions affecting any of the Murphy Improvements that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Murphy Improvements or any portion thereof in the operation of the Murphy Business as currently conducted thereon.

(d) None of the Murphy Parties has received written notice of any condemnation, expropriation or other Proceeding in eminent domain affecting any parcel of Murphy Real Property or any portion thereof or interest therein. There is no Order, Proceeding or claim of any kind, pending or, to the Knowledge of the Murphy Parties, threatened, relating to the ownership, lease, use or occupancy of the Murphy Real Property or any portion thereof, or the operation of the Murphy Business as currently conducted thereon.

(e) The Murphy Real Property is in material compliance with all Legal Requirements, and all insurance requirements affecting such Murphy Real Property. None of the Murphy Parties has received any notice of violation of any Legal Requirements or insurance requirements pertaining to the Murphy Real Property and there is no basis for the issuance of any such notice or the taking of any action for such violation. Without limiting the foregoing: (i) no solid waste, petroleum product, hazardous substance or any other substance which causes pollution has been disposed of, migrated to, or released on, under, or onto the Murphy Real Property; (ii) there are no underground storage tanks or other underground improvements on the Murphy Real Property; and (iii) there is no pending or, to the Knowledge of the Murphy Parties, threatened litigation or administrative actions or orders relating to the Murphy Parties, the Murphy Real Property or Murphy-Inc.’s use of the Murphy Real Property which concern Environmental and Safety Requirements. Murphy and its Affiliates have no knowledge of, and have not been contacted about, any investigation of the Murphy Real Property by any Governmental Body whose jurisdiction concerns Environmental and Safety Requirements. The terms “release,” “solid waste,” “hazardous substance,” and “pollution” are defined according to the most inclusive meanings given those terms in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended 42 U.S.C. §9601 et seq.; in the State Solid Waste Disposal Act, TEXAS HEALTH AND SAFETY CODE, Chapter 361; and in the Oklahoma Environmental Quality Act, Oklahoma Statutes, Title 27A.

(f) Each parcel of Murphy Real Property has direct access to a public street adjoining such Murphy Real Property or has access to a public street via insurable easements benefiting such parcel of Murphy Real Property, and such access is not dependent on any land or other real property interest that is not included in the Murphy Real Property. None of the Murphy Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the Murphy Real Property.

(g) All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Murphy Real Property have been installed and are operational and sufficient for the operation of the Murphy Business as currently conducted thereon. No fact, condition, or proceeding exists which would result in the termination or impairment of the furnishing of services to the Murphy Real Property of the foregoing utility services.

(h) All certificates of occupancy, permits, licenses, approvals and authorizations (collectively, the “Murphy Real Property Permits”) of all Governmental Bodies having jurisdiction over the Murphy Real Property that are required or appropriate to use or occupy the Murphy Real Property as currently conducted thereon, have been issued and are in full force and effect. None of the Murphy Parties has received notice from any Governmental Body having jurisdiction over the Murphy Real Property threatening a suspension, revocation, modification or cancellation of any Murphy Real Property Permit. Except as set forth on Schedule 4.12(h): (i) the Murphy Real Property Permits are validly held, as of the date hereof, by Murphy-Inc. and will, at the Closing, be held by Murphy-LLC; (ii) no disclosure, filing or other action by any Murphy Party is required in connection with the Murphy Interest Contribution; and (iii) neither the Company nor Murphy-LLC shall be required to assume any additional liabilities or obligations under the Murphy Real Property Permits as a result of such contributions.

(i) No Murphy Party’s use or occupancy of the Murphy Real Property or any portion thereof and the operation of the Murphy Business as currently conducted is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any Governmental Body.

(j) The current use and occupancy of the Murphy Real Property and the operation of the Murphy Business as currently conducted thereon do not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Murphy Real Property.

(k) There are no Taxes with respect to any Murphy Real Property or portion thereof that are delinquent. There is no pending or, to the Knowledge of the Murphy Parties, threatened increase or special assessment or reassessment of any Taxes relating to the Murphy Real Property.

(l) No portion of the Murphy Real Property is located within an area of special risk with respect to earth movement, flood, earth subsidence, rising water or other unusual natural hazards, nor does any Murphy Party know of any adverse geological or soil conditions affecting the Murphy Real Property.

4.13 Murphy Material Contracts. Each Murphy Material Contract is, as of the date hereof, a valid and binding agreement of Murphy-Inc. and at the Closing, will be a valid and binding obligation of Murphy-LLC. and is in full force and effect and enforceable in accordance with its terms. The enforceability of the Murphy Material Contracts shall not be affected in any manner by the execution and delivery of this Agreement and the consummation of the Subject Transactions. No Murphy Party has violated any of the terms or conditions of any of the Murphy Material Contracts nor is any Murphy Party otherwise in default thereof, and, to the Knowledge of the Murphy Parties, all of the terms and conditions to be performed by any party thereto other than any Murphy Party have been performed in all material respects and such Murphy Material Contract is free from any right of termination on the part of any party thereto. There exists no default or event of default or event, occurrence, condition or act (including the Murphy Interest Contribution) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material default or event of default thereunder. None of the parties to any of the Murphy Material Contracts has given notice (written or oral) to any Murphy Party of its intent to terminate such Murphy Material Contract, and no Murphy Party has reason to believe that any party intends to terminate any Murphy Material Contract prior to or following the consummation of the Subject Transactions. There have been no amendments or modifications to any of the Murphy Material Contracts which would make any of the information disclosed herein inaccurate or incomplete. Copies of all such Murphy Material Contracts, including any modifications and amendments thereto, have been made available to EControls-Inc.

4.14 Conflict. Except as set forth on Schedule 4.14, neither the execution of this Agreement or the Transaction Documents, nor the performance by any Murphy Party of its obligations hereunder or thereunder, will (a) violate or conflict with any Murphy Party’s organizational documents or any Legal Requirement or Order applicable to such entity, (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any Murphy Material

Contract, or (c) result in the creation or imposition of any Encumbrance with respect to, or otherwise have an adverse effect upon, any of the Murphy Contributed Assets or the Murphy Contributed Interest as of the date hereof.

4.15 Consents. Any consent, approval or authorization of, or any notice to, any third party or Governmental Body that is required in connection with this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, including the Murphy Asset Contribution and the Murphy Interest Contribution, is set forth on Schedule 4.15 and has been obtained. Except as set forth on Schedule 4.15, no third party has, either orally or in writing (a) modified or, to the Knowledge of the Murphy Parties, threatened to modify the terms of its relationship with any Murphy Party as a result of the transactions contemplated by this Agreement, including the Murphy Asset Contribution and the Murphy Interest Contribution, (b) withheld its Consent to the transfer of the underlying Murphy Contributed Asset to Murphy-LLC in connection with the transactions contemplated by this Agreement, or (c) conditioned its Consent to the transfer of the underlying Murphy Contributed Asset to Murphy-LLC in connection with the transactions contemplated by this Agreement on the payment of additional money.

4.16 Litigation. There is no Proceeding by any Person, or by or before (or any investigation by) any Governmental Body, pending or, to the Knowledge of the Murphy Parties threatened against or affecting (i) any Murphy Party or any of its properties or rights which could materially and adversely affect the right or ability of any Murphy Party and the Company to carry on the Murphy Business as now conducted, or which could have a Material Adverse Effect upon any Murphy Party and the Company, or (ii) any Murphy Employee Benefit Plan or any fiduciary or administrator thereof; and there is no valid basis for any such Proceeding. No Murphy Party is subject to any Order entered in any Proceeding which may have a Material Adverse Effect on the Murphy Business or its ability to acquire any property or conduct business in any area. Neither Murphy Party is subject to any Order entered in any Proceeding relating to the execution, delivery or performance of this Agreement or the Subject Transactions or any other agreement entered into by the Murphy Parties or the Company in connection with the Subject Transactions.

4.17 Taxes.

(a) Each Murphy Party has filed or caused to be filed since inception all Tax Returns that are or were required to be filed by or with respect to it, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Each Murphy Party has delivered or made available to EControls-Inc. copies of all such Tax Returns relating to income or franchise Taxes filed by such Murphy Party for the most recent five taxable years. Each Murphy Party has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to all Tax Returns or otherwise, except such Taxes, if any, as are listed on Schedule 4.17(a) and are being contested in good faith (or is otherwise noted on such Schedule) and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Murphy Financial Statements. In addition, each Murphy Party has made proper reserves for Taxes not yet due on the Murphy Financial Statements with respect to its operations through the respective dates thereof.

(b) Each Murphy Party’s Tax Returns for years ended June 30, 2005, and before have been audited by the IRS or other relevant national, provincial or state tax authorities or are closed by the applicable statute of limitations for all taxable years. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described on Schedule 4.17(b), are being contested in good faith by appropriate proceedings. No Murphy Party has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Murphy Parties or for which the Murphy Parties may be liable.

(c) The charges, accruals, and reserves with respect to Taxes on the books of each Murphy Party are adequate (determined in accordance with GAAP) and are at least equal to such Murphy Party’s liability for Taxes. There exists no proposed tax assessment against any Murphy Party. No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held, acquired, or to be acquired by any Murphy Party. All Taxes that each Murphy Party is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(d) All Tax Returns filed by (or that include on a consolidated basis) each Murphy Party are true, correct, and complete in all material respects. There is no tax sharing agreement that will require any payment by any Murphy Party after the date of this Agreement.

4.18 No Undisclosed Liabilities. None of the Murphy Contributed Assets or properties is subject to any outstanding material claims, liabilities or indebtedness, accrued, contingent or otherwise, and whether due or to become due, except as set forth in the Murphy Financial Statements or referred to in the footnotes thereto, other than liabilities incurred subsequent to the Murphy Balance Sheet Date in the Ordinary Course of Business not involving borrowings by the Murphy Parties. Except as set forth in Schedule 4.18 or otherwise reflected on the Murphy Balance Sheet, the Murphy Parties have no Indebtedness as of the Effective Time. No Murphy Party is in default in respect of the terms or conditions of any Indebtedness, nor does any Murphy Party have Knowledge of any facts which, with the passage of time, would result in any such default. The reserves reflected in the Murphy Balance Sheet are adequate, appropriate and reasonable in accordance with GAAP. There is no basis for the assertion against any Murphy Party or the Company of any such liability not fully reflected or accrued for in the Murphy Balance Sheet.

4.19 Insurance. As of the date hereof, Murphy-Inc. has and at the Closing, Murphy- LLC will have in effect such policies of motor vehicle, property, casualty, workers’ compensation, general liability and other insurance, including group insurance and other life health, disability or other insurance for the benefit of employees or their dependents or both as are required by law and are adequate and appropriate with respect to its business. All insurance policies which any Murphy Party maintains with respect to its business, properties or employees (“Murphy Insurance Policies”) are in full force and effect. No Murphy Party has materially violated any of the terms or conditions of the Murphy Insurance Policies, nor is it otherwise in default thereof, and all of the terms and conditions to be performed by the issuers of the Murphy Insurance Policies have been performed in all material respects and the Murphy Insurance Policies are free from any right of termination on the part of the issuers thereof. Except as set forth on Schedule 4.19, the Murphy Insurance Policies are “occurrence” policies and not “claims made” policies.

4.20 Intellectual Property.

(a) Except as set forth on Schedule 4.20(a): (i) neither any Murphy Party nor the Murphy Business as presently conducted has or will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property Rights of third parties; (ii) there are no facts indicating a likelihood of the foregoing; and (iii) none of the Murphy Parties has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or conflict (including any claim that any of the Murphy Parties must license or refrain from using any Intellectual Property Rights of any third party). There is no proceeding or action before any court or tribunal related to any Murphy Intellectual Property, other than prosecution proceedings with the applicable issuing or granting governmental authorities for Intellectual Property Rights requiring registration. To the Murphy Parties’ Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Murphy Intellectual Property.

(b) Schedule 4.20(b) identifies each domestic and foreign patent, trademark, copyright, and domain name registration owned by any Murphy Party with respect to any of the Murphy Intellectual Property, identifies each domestic and foreign pending patent, trademark, copyright, and domain name application or application for registration that has been made with respect to any of the Murphy Intellectual Property, and identifies each material license, sublicense, agreement, or other permission that any Murphy Party has granted to any third party with respect to any of the Murphy Intellectual Property (together with any exceptions). Murphy- Inc. has made available to the Company and the EControls Parties correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date). Schedule 4.20(b) also identifies each material trade name or unregistered trademark, service mark, corporate name, internet domain name, copyright and material computer software item used in connection with the Murphy Business, except for commercial off-the-shelf software. With respect to each Intellectual Property identified in Schedule 4.20(b), and except as noted therein:

(i) As of the date hereof, Murphy-Inc. possesses, and at the Closing Murphy-LLC will possess all right, title, and interest in and to such Intellectual Property Right, free and clear of any Encumbrance, license, or other restriction;

(ii) such Intellectual Property Right is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to any Murphy Party’s Knowledge, is threatened that challenges the legality, validity, enforceability, use, or ownership thereof; and

(iv) no Murphy Party has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the Intellectual Property Right (except for indemnities given to customers of a Murphy Party in the Ordinary Course of Business with respect to claims by third parties against such customers for using such Intellectual Property Right).

(c) Schedule 4.20(c) identifies each material Intellectual Property Right that any third party owns and that any Murphy Party uses pursuant to license, sublicense, agreement, or permission. Murphy-Inc. has made available to the Company and the EControls Parties correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each Intellectual Property Right identified in Schedule 4.20(c), and except as noted therein, to the Murphy Parties’ Knowledge:

(i) the license, sublicense, agreement, or permission covering such Intellectual Property Right is legal, valid, binding, enforceable, and in full force and effect in all material respects;

(ii) no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(iii) no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof;

(iv) no Murphy Party has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and

(v) no loss or expiration of such Intellectual Property Right is pending or reasonably foreseeable or, to the Knowledge of the Murphy Parties, threatened, except for patents and copyrights expiring at the end of their statutory terms.

(d) The Murphy Parties have taken all actions reasonably necessary to maintain and protect each Murphy Party’s registered Intellectual Property Rights, including (i) paying all application, examination, registration, issue, renewal and maintenance fees that have become due, and (ii) filing all necessary documents and certificates including statements of use with the relevant patent, copyright, trademark or other authorities.

(e) The Murphy Parties have secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property Rights used by any Murphy Party in the conduct of its business of the rights to such contributions to the extent that such Murphy Party did not already own such Intellectual Property Rights by operation of law.

(f) The Murphy Parties have taken all reasonable and necessary steps to protect and preserve the confidentiality of all trade secrets, know-how, and software that is material to the Murphy Business. Except as set forth on Schedule 4.20(f), to the Murphy Parties’ Knowledge, there has not been any unauthorized disclosure of any third party Intellectual Property Rights by any Murphy Party, or by any employees or officers of any Murphy Party.

(g) All software material to the Murphy Business: (i) is, as of the date hereof, in the possession, custody and control of Murphy-Inc. and at the Closing will be in the possession, custody and control of Murphy-LLC; and (ii) is stored in electronic form, with up-to- date appropriately catalogued versions. None of any Murphy Party’s software in source code form has been provided to any Murphy Party’s personnel except on a need-to-know basis and has not been presented or disclosed in source code form to any third party (including employees and officers of such Murphy Party) except under written confidentiality agreements or written source code escrow agreements listed in Schedule 4.20(g).

4.21 Compliance with Laws. Except as set forth on Schedule 4.21, Each Murphy Party is in material compliance with all Legal Requirements of any Governmental Body including, the Federal Occupational Safety and Health Act, ERISA and all Legal Requirements relating to the safe conduct of business and all Environmental and Safety Requirements. Except as set forth on Schedule 4.21, no Murphy Party has received any notice of any asserted present or any notice in the last five years of any past failure of any aspect of the Murphy Business to materially comply with any of such Legal Requirements.

4.22 Accounts Receivable. All accounts and notes receivable of each Murphy Party represent sales actually made in the Ordinary Course of Business or valid claims as to which full performance has been rendered by such Murphy Party (or its predecessor in interest). The reserve on the Murphy Financial Statements against the accounts receivable for returns and bad debts has been calculated in a manner consistent with GAAP and past practice. All of the accounts and notes receivable of each Murphy Party are and as of the Effective Time will be, in the aggregate, collectible in full, net of the reserve therefor, in the Ordinary Course of Business. No counterclaims, defenses or offsetting claims with respect to the accounts or notes receivable of each Murphy Party are pending or, to the Knowledge of any Murphy Party, threatened. All of the accounts and notes receivable of each Murphy Party relate solely to sales of goods or services to customers of such Murphy Party (or its predecessor in interest), none of which are Affiliates of any Murphy Party (or its predecessor in interest).

4.23 Employees.

(a) Schedule 4.23(a) contains a complete and accurate list of the following information for each employee or manager of each Murphy Party, including each employee on leave of absence or layoff status: employer (and country in which such employee is employed); name; job title; current compensation paid or payable, including any entitlements and any change in compensation since the last day of the calendar year immediately preceding the Effective Time; bonus and commission arrangements; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Murphy Party’s pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), entitlement to severance pay (whether formal or informal, in writing or otherwise), insurance, medical, welfare, or vacation plan, any other employee benefit plan or other benefits provided or which any Murphy Party is bound to provide (whether now or in the future) to such employees. No Murphy Party is involved in negotiations (whether with employees or any trade union or other employees’ representatives) to vary the terms and conditions of employment or engagement of any of its employees, directors or consultants, nor has it made any representations, promises, offers or proposals to any of its employees, directors or consultants or to any trade union or other employees’ representatives concerning or affecting the terms and conditions of employment or engagement of any of its employees, directors or consultants.

(b) To the Knowledge of the Murphy Parties, no employee or manager of any Murphy Party is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of such employee’s or director’s duties as an employee or manager of any Murphy Party, or (ii) the ability of any Murphy Party to conduct its business. To the Knowledge of the Murphy Parties, no manager, officer, or other key employee of any Murphy Party intends to terminate his employment with any Murphy Party.

(c) There are no retired employees or managers of any Murphy Party or dependents of retired employees or managers of any Murphy Party receiving benefits or scheduled to receive benefits in the future.

(d) Each Murphy Party has materially complied with all applicable Legal Requirements with respect to the Persons engaged by such Murphy Party as independent contractors, consultants or similar positions (or treated as such on the books and records of such Murphy Party as such), including proper withholding and payment of all applicable Taxes under the Code, and none of such Persons could be deemed employees of any Murphy Party under any applicable Legal Requirement. No Murphy Party is under a contractual or other obligation to change the terms of service of any director, executive or employee. Except as set forth on Schedule 4.23(d), no Murphy Party has given notice of any layoffs or terminations nor started consultations with any independent trade union or employees’ representatives within the last twelve (12) months in relation to any employee of any Murphy Party. The consummation of the Subject Transactions will not give rise to the payment of any remuneration, payments or benefits or any enhancements or accelerations thereof to an employee of any Murphy Party whether in accordance with the standard terms and conditions of employment of such employee or otherwise.

(e) Labor Relations; Compliance. No Murphy Party has been or is a party to any collective bargaining or other labor agreement with any trade union or other employees’ representatives or organization and no Murphy Party recognizes any trade union or other body representing its employees (or any of them) for the purpose of collective bargaining or other negotiating purposes, nor has any Murphy Party received a request for recognition or certification of any such agent or body and, to the Knowledge of the Murphy Parties, no such request is pending. There has not been, there is not presently pending or existing, and, to the Knowledge of the Murphy Parties, there is not threatened: (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, or (b) any Proceeding against or affecting any Murphy Party relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any Murphy Party or its respective premises. No event has occurred and, to the Knowledge of the Murphy Parties, no circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Murphy Party and no such action is contemplated by any Murphy Party. Each Murphy Party has materially complied, and is in material compliance with, all Legal Requirements and agreements in connection with its employees, directors and consultants and any trade unions and employees’ representatives, including in respect of equal employment opportunity, nondiscrimination, immigration, wages and all other payment benefits and emoluments due, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. No Murphy Party is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements. There are no current, pending or, to the Knowledge of the Murphy Parties, threatened claims of any type against any Murphy Party by any existing or former employees or directors of any Murphy Party or by any existing or former consultants to any Murphy Party.

4.24 Murphy Employee Benefit Plans.

(a) Set forth on Schedule 4.24(a) is a complete and accurate list of all employee benefit plans within the meaning of Section 3(3) of ERISA of Murphy-Inc. and its ERISA Affiliates, whether or not any such employee benefit plans are exempt from the provisions of ERISA, as well as any plan, program, agreement, arrangement or commitment which has been introduced or which of any Murphy Party or any of its ERISA Affiliates is proposing to introduce for the benefit of any of its current or former employees, directors or officers, sponsors, has sponsored, maintains, has maintained, contributes to, has contributed to, or has any obligation under or with respect to or relating to severance pay, deferred compensation, bonuses, stock options, employee stock purchases, restricted stock, excess benefits, incentive compensation, stock bonuses, cash bonuses, golden parachutes, life insurance, rabbi trusts, cafeteria plans, dependent care, unfunded plans or any other employee-related plans, programs, agreements, arrangements or commitments, established, maintained, participated in, or contributed to by any Murphy Party or any of its ERISA Affiliates (“Murphy Employee Benefit Plans”).

(b) Each Murphy Employee Benefit Plan (and each related trust, insurance contract, or fund) at all times has materially complied in form and operation with ERISA, the Code and any other applicable law and has been administered and operated in accordance with its controlling documents. With respect to each Murphy Employee Benefit Plan (and each related trust, insurance contract, or fund), no event has occurred and there exists no condition or set of circumstances in connection with which ay Murphy Party or any of its ERISA Affiliates would be subject to any liability under ERISA, the Code, or any other applicable law.

(c) No Murphy Party or any of its ERISA Affiliates has ever sponsored, maintained, contributed to, participated in, been a party to, or had any liability under any employee benefit plan program or arrangement that (i) is subject to Section 412 of the Code or Title IV of ERISA, (ii) is multiple employer plan or a multiemployer plan within the meaning of Section 3(37) of ERISA, or (iii) is not listed on Schedule 4.24(a).

(d) Except as set forth on Schedule 4.24(d), no Murphy Employee Benefit Plan has ever provided for continuing benefits or coverage for any participant, beneficiary or former employee after such participant’s or former employee’s termination of employment, including with respect to retiree health and life benefits, except as may be required by Section 4980B of the Code and Sections 601-608 of ERISA.

(e) Each Murphy Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the IRS or any opinion letter has been issued to the prototype sponsor of the Murphy Employee Benefit Plan and nothing has occurred since the date of the last such determination or issuance of such opinion letter which resulted or may result in the revocation of such determination. All reports, descriptions and disclosures required by ERISA, the Code and any other applicable laws with respect to each Murphy Employee Benefit Plan have been timely filed and provided.

(f) Other than fully insured health plans, the assets of the Murphy Employee Benefit Plans are adequate to pay all debts, liabilities and claims with respect to such plans to the extent that claims have been made or have accrued on or prior to the Effective Time. Full payment has been made of all amounts which any Murphy Party or any of its ERISA Affiliates is required, under applicable law or under any Murphy Employee Benefit Plan or any agreement relating to any Murphy Employee Benefit Plan to which any Murphy Party or any of its ERISA Affiliates is a party, to have paid as contributions (including all employer contributions and employee salary reduction contributions) or premiums thereto as of the Effective Time, except for any such contributions with respect to the final payroll period immediately prior to the Effective Time, which have been withheld and accrued and will be timely contributed after the Effective Time. The Murphy Parties or one of its ERISA Affiliates has made adequate provision for reserves, including a provision for reserves for incurred but not reported costs, to meet contributions or premiums that have not been made because they are not yet due, or will not become due on or prior to the Effective Time, under the terms of any Murphy Employee Benefit Plan or related agreements. Benefits under all Murphy Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

(g) No Murphy Party or any of its ERISA Affiliates has engaged in any transaction with respect to the Murphy Employee Benefit Plans which would subject Murphy- Inc. or its ERISA Affiliates to a tax, penalty or liability for prohibited transactions under ERISA or the Code, and none of its respective directors, officers or employees, to the extent they or any of them are fiduciaries with respect to such plans, or any other fiduciary has materially breached any of their responsibilities or obligations imposed upon fiduciaries under Title I of ERISA or has taken or failed to take any action that would result in any claim being made under, by or on behalf of any such plans by any party with standing to make such claim. There are no pending audits, examinations or investigations by any Governmental Body relating to any Murphy Employee Benefit Plan, and no pending or, to the Knowledge of the Murphy Parties, threatened claims (other than routine claims for benefits), suits or proceedings involving any Murphy Employee Benefit Plan or any fiduciary thereof or service provider thereto. A Murphy Party or one of its ERISA Affiliates has the right to modify, amend, or terminate each Murphy Employee Benefit Plan at any time. The termination of any Murphy Employee Benefit Plan would not accelerate or increase any benefits payable under such plan. In the event of termination of any Murphy Employee Benefit Plan, no Murphy Party or any of its ERISA Affiliates would have any liability with respect to such plan, other than the payment of benefits pursuant to such plan.

(h) Murphy-Inc. has delivered to EControls-Inc. true and complete copies of (A) all Murphy Employee Benefit Plans as in effect for any Murphy Party or any of its ERISA Affiliates, together with all amendments thereto, the summary plan description for each Murphy Employee Benefit Plan, and the latest IRS determination letter or opinion letter, as the case may be, obtained with respect to any such Murphy Employee Benefit Plan qualified under Section 401 or 501 of the Code, (B) Form 5500 for the three most recent completed fiscal years for each Murphy Employee Benefit Plan required to file such form, (C) the summary annual report provided to participants with respect to each Murphy Employee Benefit Plan for the three most recent plan years, and (D) all related trust agreements, insurance contracts and other funding agreements associated with each such Murphy Employee Benefit Plan.

(i) The requirements of Section 4980B of the Code, Sections 601-608 of ERISA, and any other continuation of coverage requirements under any applicable law have been satisfied in all material respects with respect to each Murphy Employee Benefit Plan to which such requirements are applicable.

4.25 Broker’s or Finder’s Fees. No Person has acted directly or indirectly as a broker, finder or financial advisor for any Murphy Party in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of any Murphy Party.

4.26 Environmental and Health and Safety Matters.

(a) Except as set forth on Schedule 4.26(a):

(i) Each Murphy Party is and has been in material compliance at all times with all applicable Environmental and Safety Requirements, and no Murphy Party has received any notice, report or information regarding any material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), or any corrective, investigatory or remedial obligations, arising under Environmental and Safety Requirements with respect to the past or present operations or properties of the Murphy Business.

(ii) Each Murphy Party has obtained, and is and has been in material compliance at all times with all terms and conditions of, all permits, licenses and other authorizations required pursuant to Environmental and Safety Requirements for the occupation of the properties of the Murphy Business and the conduct of its operations.

(iii) None of the following exists at any property owned, operated or occupied by any Murphy Party: asbestos-containing material in any form or condition in any material quantity; polychlorinated biphenyl-containing materials; or equipment in any material quantity, or underground storage tanks.

(iv) The transactions contemplated by this Agreement do not impose any obligations under Environmental and Safety Requirements for site investigation or cleanup or notification to or consent of any Governmental Body or third parties.

(v) No facts, events or conditions relating to the past or present properties or operations of the Murphy Business or properties contiguous thereto will (A) materially prevent, hinder or limit continued compliance by any Murphy Party or the Company with Environmental and Safety Requirements, (B) give rise to any corrective, investigatory or remedial obligations on the part of any Murphy Party or the Company pursuant to Environmental and Safety Requirements, or (C) give rise to any material liabilities on the part of any Murphy Party or the Company (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including those liabilities relating to on site or off site hazardous substance releases, personal injury, property damage or natural resources damage.

(vi) No Murphy Party has assumed any material liabilities or obligations of any third party under Environmental and Safety Requirements.

(b) Each Murphy Party has provided to the Company and the EControls Parties (i) true, complete and correct copies of all material environmental reports, analyses, tests or monitoring in the possession of such Murphy Party pertaining to any property owned, operated or occupied in connection with the Murphy Business, and (ii) a true, complete and correct list identifying all third party facilities at which contaminants generated in connection with the Murphy Business (whether by a Murphy Party or any prior owner or occupant) have been transported, treated, stored, handled or disposed within the past five years.

4.27 Relationships with Related Persons. Except as set forth on Schedule 4.27: (a) no Murphy Party, any Related Person of a Murphy Party or the Company has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Murphy Business; (b) no Murphy Party, any Related Person of a Murphy Party or the Company owns, or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with a Murphy Party other than business dealings or transactions conducted in the Ordinary Course of Business with a Murphy Party at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with a Murphy Party with respect to any line of the products or services of a Murphy Party (a “Murphy Competing Business”) in any market presently served by a Murphy Party except for the ownership of less than one percent (1%) of the outstanding capital stock of any Murphy Competing Business that is publicly traded on any recognized exchange or in the over- the-counter market; and (c) no Murphy Party, any Related Person of a Murphy Party or the Company is a party to any Contract with, or has any claim or right against, a Murphy Party.

4.28 Customer and Supplier Relations. Except as set forth on Schedule 4.28, since the Murphy Balance Sheet Date: (a) there has not been any material adverse change in the relationships between the Murphy Parties and any of its material suppliers or customers; and (b) no material customer or supplier of any Murphy Party has terminated or materially reduced its business with the Murphy Parties and no oral or written notice of termination or cancellation or indication of an intention to terminate or cancel any such relationship with such customer or suppliers has been given or received.

4.29 Sales Representatives and Distributors. Except as set forth in Schedule 4.29, no Murphy Party is a party to any contract or agreement with any Person under which such Person is a sales representative or distributor of any of the products or services offered by a Murphy Party, which by its terms cannot be terminated at will or on not more than 60 days prior notice without requiring a payment as a result of termination, and there has been no change in the rate of compensation paid or payable to any such Person in the last two years.

4.30 Warranties, Orders, Commitments and Returns. Schedule 4.30 attached hereto sets forth a general description of the warranties given by any Murphy Party in connection with product sales. No other or additional warranty has been given in connection with any such sale. Except as set forth in Schedule 4.30, all accepted and unfilled orders for the sale of products and the performance of services entered into by any Murphy Party and all outstanding contracts or commitments for the purchase of supplies, materials and services were made in bona fide transactions in the Ordinary Course of Business. Except as set forth in Schedule 4.30, to the Knowledge of the Murphy Parties, there are no claims against any Murphy Party with respect to the return of any products by reason of alleged over-shipments, defective products or otherwise, or of products in the hands of customers, retailers or distributors under an understanding that such products would be returnable. No Murphy Party has ever sold any product that contained asbestos.

4.31 Absence of Certain Business Practices. No Murphy Party has and none of its officers, directors, managers, employees or, to Knowledge of the Murphy Parties, any other person acting on the behalf of either, has, directly or indirectly, given or agreed to give any gift or similar benefit (other than incurring reasonable meal expenses, and other than with respect to bona fide payments for which adequate consideration has been given) to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Murphy Business (or assist any Murphy Party in connection with any actual or proposed transaction) (a) which might subject any Murphy Party to any damage or penalty in any civil, criminal or governmental litigation or proceeding; (b) which, if not continued in the future, would have a Material Adverse Effect or which might subject any Murphy Party to suit or penalty in any private or governmental litigation or proceeding; or (c) for establishment or maintenance of any concealed fund or concealed bank account.

4.32 FCPA. Except as set forth in Schedule 4.32: (a) no Murphy Party has any employees or, to their knowledge, any representatives or distributors who hold any foreign government positions or serve on any boards of directors of foreign government-owned entities; (b) no Murphy Party has been the subject of any bribery, money laundering or anti-kickback investigation by any governmental authority; (c) no Murphy Party has conducted an internal investigation involving allegations of impropriety involving bribery, money laundering or anti-kickback laws; (d) no Murphy Party has provided or promised anything of value, including hospitality, entertainment, gifts or trinkets to any foreign government official, any official of a political party in a foreign country or any candidate for political office in a foreign country, or any employee of a company which is owned directly or indirectly in whole or in part by a foreign government (“Foreign Official”); (e) no Murphy Party has paid or promised to pay a Foreign Official’s travel expenses; (f) no Murphy Party has engaged or attempted to engage a Foreign Official to provide services to or for any Murphy Party; (g) no Murphy Party has made or promised to make any charitable, social or political contributions in any of the foreign countries in which any Murphy Party operates; and (h) no Murphy Party has received from any foreign governmental authority any grants, tax benefits, rulings or orders relating to the Murphy Business.

4.33 Export Compliance. Except as set forth in Schedule 4.33:

(a) no Murphy Party holds any export control, strategic or dual-use goods or embargo license, agreement, permit, approval or other authorization issued by the U.S. Government or any foreign governmental authority;

(b) during the past five years, no Murphy Party has engaged in any action which they have reason to believe may have been in violation of any applicable U.S. or foreign export control law, regulation, license, executive or other order, approval, permit, license exception or exemption, including the Export Administration Act, as amended, the Export Administration Regulations, the Arms Export Control Act, as amended, the International Traffic in Arms Regulations (“ITAR”) or the embargo and asset control regulations administered by the Office of Foreign Assets Control (OFAC);

(c) no Murphy Party is registered or is required to be registered under any munitions, defense or export-related government regime, including the ITAR;

(d) no Murphy Party has any facility that has been granted a security permit or other clearance for the protection of classified, secret or other sensitive data either in the United States or any other country and none of the employees of any Murphy Party holds such a security permit or other clearance;

(e) no Murphy Party holds any U.S. or foreign government contract or subcontract, or otherwise sell product that has been designed, produced or modified for military end-uses or end-users, for nuclear power or weapons, for chemical or biological weapons, or for missile or unmanned air vehicles;

(f) no Murphy Party has engaged in any transaction, direct or indirect, during the last five years with any country that is subject to a United States, United Nations or other embargo or trade sanctions regime;

(g) no Murphy Party has been notified of any potential violation of any United States, foreign or United Nations export control, strategic goods, asset control, embargo or antiboycott laws during the past five years;

(h) to the Knowledge of the Murphy Parties, no Murphy Party has ever been the subject of any investigation or inquiry by any governmental authority relating to the export control, strategic goods, defense security, asset control, embargo or antiboycott laws of the United States or any foreign country or the United Nations; and

(i) no Murphy Party has ever conducted an internal investigation involving allegations of violations of export control, strategic goods, defense security, asset control, embargo or antiboycott laws of the United States or any foreign country or the United Nations.

4.34 Breach of Representations. No Murphy Party is aware of any breach of any of the representations or warranties of EControls-Inc. contained in this Agreement. Each of Murphy Party shall be deemed to have waived in full any breach of EControls-Inc.’s representations and warranties contained herein of which any Murphy Party is aware at the date hereof or, if the Closing occurs, at the Closing.

4.35 Disclosure. None of this Agreement, the Financial Statements (including the footnotes thereto), or any schedule, exhibit or certificate delivered in accordance with the terms hereof or referenced herein contains any untrue statement of a material fact or to the knowledge of any Murphy Party omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ECONTROLS

EControls-Inc. makes the following representations and warranties as of the date hereof to each of the Company and Murphy-Inc.:

5.1 Existence and Good Standing. EControls-Inc. is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Texas. EControls-LLC is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Texas. EControls-Inc. has provided to the Company and the Murphy Parties true and complete copies of all of the organizational documents for each EControls Party. Each of the EControls Parties is duly qualified to do business in all jurisdiction(s) in which the character or location of the properties owned or leased by it or the nature of the businesses conducted by it makes such qualification necessary, except for such failures to be so authorized, qualified, licensed or in good standing as could not reasonably be expected to have a Material Adverse Effect.

5.2 Power. Each EControls Party has the entity power and authority to execute, deliver and perform fully its obligations under this Agreement and the Transaction Documents.

5.3 Enforceability. The execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of each EControls Party and constitute the valid and legally binding obligations of such EControls Party enforceable against such EControls Party in accordance with their terms, subject to the General Enforceability Limitations.

5.4 Title to EControls Contributed Interest. EControls-Inc. has good title to the EControls Contributed Interest, free and clear of any Encumbrance.

5.5 EControls Contributed Assets. At the Closing, except as set forth on Schedule 5.5 (the “EControls-Inc. Retained Assets”), EControls-Inc. will have contributed to EControls-LLC, free and clear of any Encumbrance, all right, title and interest in and to all assets, rights and properties of every nature, kind and description, whether tangible or intangible, owned, leased or licensed, real, personal or mixed, used in or held for use in the EControls Business immediately prior to the Closing, including the following (collectively, the “EControls Contributed Assets”):

(a) all furniture, fixtures, machinery and equipment used in the EControls Business, including office equipment, supplies and other tangible personal property wherever located and any and all technology, machinery and equipment located at the corporate headquarters of the EControls Business in San Antonio, Texas;

(b) the ownership interests in certain other companies set forth on Schedule 5.5(b);

(c) all inventory held for sale in the EControls Business, wherever located as of the Effective Time, as well as EControls-Inc.’s right to receive inventory ordered by EControls-Inc. for the EControls Business from suppliers prior to and not received by EControls- Inc. as of the Effective Time;

(d) all unfilled customer orders relating to the EControls Business and all deposits and other payments relating thereto;

(e) all contracts, purchase orders, instruments and other agreements (whether written or oral) relating to the EControls Business to which EControls-Inc. is a party or by which its assets or properties are bound, including, the EControls Material Contracts;

(f) all prepaid expenses, advance payments, deposits, surety accounts and other similar deposits, including deposits with suppliers, in each case, relating to the EControls Business;

(g) all trade, supplier accounts and notes receivable, unbilled revenues, reimbursable costs and expenses and other claims for money due to EControls-Inc. relating to the EControls Business;

(h) all Intellectual Property Rights owned or licensed by EControls-Inc. relating to the EControls Business (collectively, the “EControls Intellectual Property”);

(i) all Governmental Authorizations or any waiver of any of the foregoing related to the EControls Business and issued to EControls-Inc. by any Governmental Body;

(j) all business and employment records of EControls-Inc. related to the EControls Business, including all books, records, ledgers, files, documents, correspondence, lists (including customer lists, in whatever form or medium), customer surveys, customer service records, advertising and promotional materials, studies, reports and other materials (in whatever form or medium), owned or maintained in connection with the EControls Business;

(k) all of the goodwill related to the EControls Contributed Assets and the EControls Business; and

(l) the following items to the extent related to the EControls Business or the EControls Contributed Assets or any of the EControls-LLC Assumed Liabilities: warranties, indemnities, allowances, rights of set-off, rights of recovery, rights to reimbursement or contribution, rights to receive grants, rights to receive performance, rights to assert claims, rights to pursue remedies, rights to sue for past infringement, rights to insurance proceeds and other claims, rights and causes of action.

5.6 Assumed and Retained Liabilities.

(a) At the Closing, EControls-LLC will have assumed and will be responsible for paying, performing and discharging as and when due all obligations and liabilities of: (i) EControls-Inc. relating to the EControls Contributed Assets; (ii) all liabilities and obligations arising under the EControls Material Contracts; and (iii) all other liabilities of EControls and its Affiliates related to or arising in connection with the EControls Business, which are not EControls-Inc. Retained Liabilities (collectively, the “EControls-LLC Assumed Liabilities”).

(b) EControls-LLC has not assumed the liabilities or obligations set forth on Schedule 5.6(b) and EControls-LLC has not assumed any liabilities or obligations not related to the EControls Business (collectively, the “EControls-Inc. Retained Liabilities”).

5.7 Title to Properties; Encumbrances; Condition and Sufficiency of Assets. EControls-Inc. has, as of the date hereof, and EControls-LLC will have, at the Closing, good, valid and marketable title to the EControls Contributed Assets, free and clear of any Encumbrance, except as otherwise set forth on Schedule 5.7. Except as otherwise set forth on Schedule 5.7, all of the assets owned, leased or used by the EControls Business included in the EControls Contributed Assets are in good operating condition and repair (wear and tear excepted and taking into account their age), are suitable for the purpose used, are adequate and sufficient for all current operations of the EControls Business. Except as set forth on Schedule 5.7, the EControls Contributed Assets are adequate and sufficient to permit EControls-LLC to conduct the EControls Business as conducted by EControls-Inc. immediately prior to Closing. Except as set forth on Schedule 5.7, immediately prior to the Closing, EControls-Inc. did not own, lease, or use any assets related to the EControls Business, other than the EControls Contributed Assets.

5.8 Financial Statements. The EControls Parties have heretofore furnished the Murphy Parties and the Company with the audited balance sheets of EControls-Inc. dated as of December 31, 2007 and December 31, 2008, internal financial statements of EControls-Inc. dated as of December 31, 2006 and June 30, 2009, and the related statements of income, retained earnings and cash flows for each of the periods then ended (collectively, the “EControls Financial Statements”).The balance sheet of EControls-Inc. dated as of June 30, 2009 is hereinafter referred to as the “EControls Balance Sheet.” Except as otherwise set forth on Schedule 5.8, the EControls Financial Statements have been prepared from the books and records of EControls-Inc. in accordance with GAAP consistently applied throughout the periods indicated and fairly present the financial condition and the results of operations and cash flows of EControls-Inc. and the changes in its financial position for the periods indicated. Except as set forth on Schedule 5.8, the statements of income included in the EControls Financial Statements do not contain any items of special or non-recurring income or any other income not earned in the Ordinary Course of Business except as expressly specified in the notes to the EControls Financial Statements. The balance sheets included in the EControls Financial Statements reflect all claims against and all Indebtedness and liabilities of EControls-Inc., which are required to be reflected on the EControls Financial Statements as at their respective dates.

5.9 No Material Effect. Since June 30, 2009 (the “EControls Balance Sheet Date”), there has been no Material Adverse Effect on the EControls Business, and no fact or condition exists or is contemplated, or, to the Knowledge of EControls-Inc., threatened which, individually or in the aggregate with other facts or conditions, may result in a Material Adverse Effect on the EControls Business.

5.10 Books and Records. EControls-Inc. maintains books and records reasonably reflecting its assets and liabilities and maintains internal accounting controls which provide reasonable assurances that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of EControls-Inc. and to maintain accountability for EControls-Inc.’s assets; (iii) access to EControls-Inc.’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of EControls-Inc.’s assets is compared with existing assets at regular intervals; (v) accounts, notes and other receivables and inventory, if any, are recorded accurately, and commercially reasonable procedures are implemented to effect the collection of the accounts, notes and other receivables on a current and timely basis; and (vi) material events related to the business of EControls-Inc. are timely communicated to executive management.

5.11 Inventory. All items of inventory and related supplies (including raw materials, work-in-process and finished goods) reflected on the EControls Balance Sheet or thereafter acquired (and not subsequently disposed of in the Ordinary Course of Business) are merchantable and are held for sale in the Ordinary Course of Business as first quality goods, none of such items is obsolete or below standard quality and each item of such inventory reflected in the EControls Balance Sheet and the books and records of EControls-Inc. is so reflected on the basis of a complete physical count and is valued at the lower of cost (on a first in, first out basis) or market in accordance with GAAP, except where such non-conformity is not material.

5.12 EControls Real Property and Leases.

(a) The real property set forth on Schedule 5.12(a) (the “EControls Real Property”) comprises all of the real property used or intended to be used in connection with the EControls Business. EControls-LLC and/or its predecessors interest have, up to the Effective Time, enjoyed peaceful possession of each parcel of EControls Real Property, and neither EControls-LLC nor, to the Knowledge of any EControls Party, any other party to the leases for the EControls Real Property (the “EControls Leases”) was at the time of termination of such EControls Lease, in material default thereunder. True and correct copies of the EControls Leases have been made available to Murphy-Inc. As the Company and the applicable EControls Party lessor have entered into new lease(s) for the EControls Real Property, the EControls Leases have been terminated by mutual agreement of the lessor(s) and lessee(s) thereunder, effective as of the Effective Time, and no party to the EControls Leases has any remaining obligations thereunder, except for EControls-Inc. Retained Liabilities. The entity set forth on Schedule 5.12(a) as the fee title owner of each parcel of E-Controls Real Property has good and indefeasible title to same, free and clear of any Encumbrance.

(b) EControls-LLC does not own or have any interest (other than a leasehold interest) in any real property. EControls-LLC has never owned or had any interest (other than a leasehold interest) in any real property.

(c) All buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the EControls Real Property (the “EControls Improvements”) are in good condition and repair, ordinary wear and tear excepted, and sufficient for the operation of the EControls Business. There are no facts or conditions affecting any of the EControls Improvements that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the EControls Improvements or any portion thereof in the operation of the EControls Business as currently conducted thereon.

(d) None of the EControls Parties has received written notice of any condemnation, expropriation or other Proceeding in eminent domain affecting any parcel of EControls Real Property or any portion thereof or interest therein. There is no Order, Proceeding or claim of any kind, pending or, to the Knowledge of the EControls Parties, threatened, relating to the ownership, lease, use or occupancy of the EControls Real Property or any portion thereof, or the operation of the EControls Business as currently conducted thereon.

(e) The EControls Real Property is in material compliance with all Legal Requirements, and all insurance requirements affecting such EControls Real Property. None of the EControls Parties has received any notice of violation of any Legal Requirements or insurance requirements pertaining to the EControls Real Property and there is no basis for the issuance of any such notice or the taking of any action for such violation. Without limiting the foregoing: (i) no solid waste, petroleum product, hazardous substance or any other substance which causes pollution has been disposed of, migrated to, or released on, under, or onto the EControls Real Property; (ii) there are no underground storage tanks or other underground improvements on the EControls Real Property; and (iii) there is no pending or, to the Knowledge of the EControls Parties, threatened litigation or administrative actions or orders relating to the EControls Parties, the EControls Real Property or EControls-Inc.’s use of the EControls Real Property which concern Environmental and Safety Requirements. EControls and its Affiliates have no knowledge of, and have not been contacted about, any investigation of the EControls Real Property by any Governmental Body whose jurisdiction concerns Environmental and Safety Requirements. The terms “release,” “solid waste,” “hazardous substance,” and “pollution” are defined according to the most inclusive meanings given those terms in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended 42 U.S.C. §9601 et seq.; and in the State Solid Waste Disposal Act, TEXAS HEALTH AND SAFETY CODE, Chapter 361.

(f) Each parcel of EControls Real Property has direct access to a public street adjoining such EControls Real Property or has access to a public street via insurable easements benefiting such parcel of EControls Real Property, and such access is not dependent on any land or other real property interest that is not included in the EControls Real Property. None of the EControls Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the EControls Real Property.

(g) All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the EControls Real Property have been installed and are operational and sufficient for the operation of the EControls Business as currently conducted thereon. No fact, condition, or proceeding exists which would result in the termination or impairment of the furnishing of services to the EControls Real Property of the foregoing utility services.

(h) All certificates of occupancy, permits, licenses, approvals and authorizations (collectively, the “EControls Real Property Permits”) of all Governmental Bodies having jurisdiction over the EControls Real Property that are required or appropriate to use or occupy the EControls Real Property as currently conducted thereon, have been issued and are in full force and effect. None of the EControls Parties has received notice from any Governmental Body having jurisdiction over the EControls Real Property threatening a suspension, revocation, modification or cancellation of any EControls Real Property Permit. Except as set forth on Schedule 5.12(h): (i) the EControls Real Property Permits are validly held, as of the date hereof by EControls-Inc. and, at the Closing, will be held by Murphy-LLC; (ii) no disclosure, filing or other action by any EControls Party is required in connection with the EControls Interest Contribution; and (iii) neither the Company nor EControls-LLC shall be required to assume any additional liabilities or obligations under the EControls Real Property Permits as a result of such contributions.

(i) No Murphy Party’s use or occupancy of the EControls Real Property or any portion thereof and the operation of the EControls Business as currently conducted is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any Governmental Body.

(j) The current use and occupancy of the EControls Real Property and the operation of the EControls Business as currently conducted thereon does not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such EControls Real Property.

(k) There are no Taxes with respect to any EControls Real Property or portion thereof that are delinquent. There is no pending or, to the Knowledge of the EControls Parties, threatened increase or special assessment or reassessment of any Taxes relating to the EControls Real Property.

(l) No portion of the EControls Real Property is located within an area of special risk with respect to earth movement, flood, earth subsidence, rising water or other unusual natural hazards, nor does any EControls Party know of any adverse geological or soil conditions affecting the EControls Real Property.

5.13 EControls Material Contracts. Each EControls Material Contract is, as of the date hereof, a valid and binding agreement of EControls-Inc. and, at the Closing, will be a valid and binding obligation of EControls-LLC and is in full force and effect and enforceable in accordance with its terms. The enforceability of the EControls Material Contracts shall not be affected in any manner by the execution and delivery of this Agreement and the consummation of the Subject Transactions. No EControls Party has violated any of the terms or conditions of any of the EControls Material Contracts nor is any EControls Party otherwise in default thereof, and, to the Knowledge of the EControls Parties, all of the terms and conditions to be performed by any party thereto other than any EControls Party have been performed in all material respects and such EControls Material Contract is free from any right of termination on the part of any party thereto. There exists no default or event of default or event, occurrence, condition or act (including the EControls Interest Contribution) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material default or event of default thereunder. None of the parties to any of the EControls Material Contracts has given notice (written or oral) to any EControls Party of its intent to terminate such EControls Material Contract and no EControls Party has reason to believe that any party intends to terminate any EControls Material Contract prior to or following the consummation of the Subject Transactions. There have been no amendments or modifications to any of the EControls Material Contracts which would make any of the information disclosed herein inaccurate or incomplete. Copies of all such EControls Material Contracts, including any modifications and amendments thereto, have been made available to Murphy-Inc.

5.14 No Conflict. Except as set forth on Schedule 5.14, neither the execution of this Agreement or the Transaction Documents, nor the performance by any EControls Party of its obligations hereunder or thereunder will (a) violate or conflict with any EControls Party’s organizational documents or any Legal Requirement or Order applicable to such entity, (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any EControls Material Contract, or (c) result in the creation or imposition of any Encumbrance with respect to, or otherwise have an adverse effect upon, any of the EControls Contributed Assets or EControls Contributed Interest as of the date hereof.

5.15 Consents. Certain consents, approvals or authorizations of, or notices to, any third party or Governmental Body that any EControls Party is aware are required in connection with this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, including the EControls Asset Contribution and the EControls Interest Contribution, are set forth on Schedule 5.15. Except as set forth on Schedule 5.15, no third party has, either orally or in writing (a) modified or, to the Knowledge of the EControls Parties, threatened to modify the terms of its relationship with any EControls Party as a result of the transactions contemplated by this Agreement, including the EControls Asset Contribution and the EControls Interest Contribution, (b) withheld its Consent to the transfer of the underlying EControls Contributed Asset to EControls-LLC in connection with the transactions contemplated by this Agreement, or (c) conditioned its Consent to the transfer of the underlying EControls Contributed Asset to EControls-LLC in connection with the transactions contemplated by this Agreement on the payment of additional money.

5.16 Litigation. There is no Proceeding by any Person, or by or before (or any investigation by) any Governmental Body, pending or, to the Knowledge of the EControls Parties, threatened against or affecting (i) any EControls Party or any of its properties or rights which could materially and adversely affect the right or ability of any EControls Party and the Company to carry on the EControls Business as now conducted, or which could have a Material Adverse Effect upon any EControls Party and the Company, or (ii) any EControls Employee

Benefit Plan or any fiduciary or administrator thereof; and there is no valid basis for any such Proceeding. No EControls Party is subject to any Order entered in any Proceeding which may have a Material Adverse Effect on the EControls Business or its ability to acquire any property or conduct business in any area. Neither EControls Party is subject to any Order entered in any Proceeding relating to the execution, delivery or performance of this Agreement or the Subject Transactions or any other agreement entered into by the EControls Parties or the Company in connection with the Subject Transactions.

5.17 Taxes.

(a) Each EControls Party has filed or caused to be filed since inception all Tax Returns that are or were required to be filed by or with respect to it, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Each EControls Party has delivered or made available to Murphy-Inc. copies of all such Tax Returns relating to income or franchise Taxes filed by such EControls Party for the most recent five taxable years. Each EControls Party has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to all Tax Returns or otherwise except such Taxes, if any, as are listed on Schedule 5.17(a) and are being contested in good faith (or is otherwise noted on such Schedule) and as to which adequate reserves (determined in accordance with GAAP) have been provided in the EControls Financial Statements. In addition, each EControls Party has made proper reserves for Taxes not yet due on the EControls Financial Statements with respect to its operations through the respective dates thereof.

(b) Each EControls Party’s Tax Returns for years ended June 30, 2005, and before have been audited by the IRS or other relevant national, provincial or state tax authorities or are closed by the applicable statute of limitations for all taxable years. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described on Schedule 5.17(b), are being contested in good faith by appropriate proceedings. No EControls Party has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the EControls Parties or for which the EControls Parties may be liable.

(c) The charges, accruals, and reserves with respect to Taxes on the books of each EControls Party are adequate (determined in accordance with GAAP) and are at least equal to such EControls Party’s liability for Taxes. There exists no proposed tax assessment against any EControls Party. No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held, acquired, or to be acquired by any EControls Party. All Taxes that each EControls Party is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(d) All Tax Returns filed by (or that include on a consolidated basis) each EControls Party are true, correct, and complete in all material respects. There is no tax sharing agreement that will require any payment by any EControls Party after the date of this Agreement.

5.18 No Undisclosed Liabilities. None of the EControls Contributed Assets or properties is subject to any outstanding material claims, liabilities or indebtedness, accrued,

contingent or otherwise, and whether due or to become due, except as set forth in the EControls Financial Statements or referred to in the footnotes thereto, other than liabilities incurred subsequent to the EControls Balance Sheet Date in the Ordinary Course of Business not involving borrowings by the EControls Parties. Except as set forth in Schedule 5.18 or otherwise reflected on the EControls Balance Sheet, the EControls Parties have no Indebtedness as of the Effective Time. No EControls Party is in default in respect of the terms or conditions of any Indebtedness, nor does any EControls Party have Knowledge of any facts which, with the passage of time, would result in any such default. The reserves reflected in the EControls Balance Sheet are adequate, appropriate and reasonable in accordance with GAAP. There is no basis for the assertion against any EControls Party or the Company of any such liability not fully reflected or accrued for in the EControls Balance Sheet.

5.19 Insurance. As of the date hereof, EControls-Inc. has, and at the Closing, EControls-LLC will have in effect such policies of motor vehicle, property, casualty, workers’ compensation, general liability and other insurance, including, group insurance and other life health, disability or other insurance for the benefit of employees or their dependents or both as are required by law and are adequate and appropriate with respect to its business. All insurance policies which any EControls Party maintains with respect to its business, properties or employees (“EControls Insurance Policies”) are in full force and effect. No EControls Party has materially violated any of the terms or conditions of the EControls Insurance Policies, nor is it otherwise in default thereof, and all of the terms and conditions to be performed by the issuers of the EControls Insurance Policies have been performed in all material respects and the EControls Insurance Policies are free from any right of termination on the part of the issuers thereof. Except as set forth on Schedule 5.19, the EControls Insurance Policies are “occurrence” policies and not “claims made” policies.

5.20 Intellectual Property.

(a) Except as set forth on Schedule 5.20, neither any EControls Party nor the EControls Business as presently conducted has or will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property Rights of third parties; (ii) there are no facts indicating a likelihood of the foregoing; and (iii) none of the EControls Parties has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or conflict (including any claim that any of the EControls Parties must license or refrain from using any Intellectual Property Rights of any third party). There is no proceeding or action before any court or tribunal related to EControls Intellectual Property, other than prosecution proceedings with the applicable issuing or granting governmental authorities for Intellectual Property Rights requiring registration. To the EControls Parties’ Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any EControls Intellectual Property.

(b) Schedule 5.20(b) identifies each domestic and foreign patent, trademark, copyright, and domain name registration owned by any EControls Party with respect to any of the EControls Intellectual Property, identifies each domestic and foreign pending patent, trademark, copyright, and domain name application or application for registration that any EControls Party has been made with respect to any of the EControls Intellectual Property, and identifies each material license, sublicense, agreement, or other permission that any EControls

Party has granted to any third party with respect to any of the EControls Intellectual Property (together with any exceptions). EControls-Inc. has made available to the Company and the Murphy Parties correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date). Schedule 5.20(b) also identifies each material trade name or unregistered trademark, service mark, corporate name, internet domain name, copyright and material computer software item used in connection with the EControls Business, except for commercial off-the-shelf software. With respect to each Intellectual Property identified in Schedule 5.20(b), and except as noted therein:

(i) As of the date hereof, EControls-Inc. possesses, and at the Closing EControls-LLC will possess all right, title, and interest in and to such Intellectual Property Right, free and clear of any Encumbrance, license, or other restriction;

(ii) such Intellectual Property Right is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to any EControls Party’s Knowledge, is threatened that challenges the legality, validity, enforceability, use, or ownership thereof; and

(iv) no EControls Party has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the Intellectual Property Right (except for indemnities given to customers of a EControls Party in the Ordinary Course of Business with respect to claims by third parties against such customers for using such Intellectual Property Right).

(c) Schedule 5.20(c) identifies each material Intellectual Property Right that any third party owns and that any EControls Party uses pursuant to license, sublicense, agreement, or permission. EControls-Inc. has made available to the Company and the Murphy Parties correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each Intellectual Property Right identified in Schedule 5.20(c), and except as noted therein, to the EControls Parties’ Knowledge:

(i) the license, sublicense, agreement, or permission covering such Intellectual Property Right is legal, valid, binding, enforceable, and in full force and effect in all material respects;

(ii) no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(iii) no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof;

(iv) no EControls Party has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and

(v) no loss or expiration of such Intellectual Property Right is pending, or reasonably foreseeable or, to the Knowledge of the EControls Parties, threatened, except for patents and copyrights expiring at the end of their statutory terms.

(d) The EControls Parties have taken all actions reasonably necessary to maintain and protect each EControls Party’s registered Intellectual Property Rights, including paying all application, examination, registration, issue, renewal and maintenance fees that have become due, and (ii) filing all necessary documents and certificates including statements of use with the relevant patent, copyright, trademark or other authorities.

(e) Except as set forth on Schedule 5.20(e), the EControls Parties have secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property Rights used by any EControls Party in the conduct of its business of the rights to such contributions to the extent that such EControls Party did not already own such Intellectual Property Rights by operation of law.

(f) The EControls Parties have taken all reasonable and necessary steps to protect and preserve the confidentiality of all trade secrets, know-how, and software that is material to the EControls Business. Except as set forth on Schedule 5.20(f), to the EControls Parties’ Knowledge, there has not been any unauthorized disclosure of any third party Intellectual Property Rights by any EControls Party, or by any employees or officers of any EControls Party.

(g) Except as set forth on Schedule 5.20(g), all software material to the EControls Business: (i) is, as of the date hereof, in the possession, custody and control of EControls-Inc. and, at the Closing, will be in the possession, custody and control of EControls- LLC; and (ii) is stored in electronic form with up-to-date appropriately catalogued versions. None of any EControls Party’s software in source code form has been provided to any EControls Party’s personnel except on a need-to-know basis and has not been presented or disclosed in source code form to any third party (including employees and officers of such EControls Party) except under written confidentiality agreements or written source code escrow agreements.

5.21 Compliance with Laws. Except as set forth on Schedule 5.21, each EControls Party is in material compliance with all Legal Requirements of any Governmental Body, including the Federal Occupational Safety and Health Act, ERISA and all Legal Requirements relating to the safe conduct of business and all Environmental and Safety Requirements. Except as set forth on Schedule 5.21, no EControls Party has received any notice of any asserted present or any notice in the last five years of any past failure of any aspect of the EControls Business to materially comply with any of such Legal Requirements.

5.22 Accounts Receivable. All accounts and notes receivable of each EControls Party represent sales actually made in the Ordinary Course of Business or valid claims as to which full performance has been rendered by such EControls Party (or its predecessor in interest). The reserve on the EControls Financial Statements against the accounts receivable for returns and bad debts has been calculated in a manner consistent with GAAP and past practice. All of the accounts and notes receivable of each EControls Party are and as of the Effective Time will be, in the aggregate, collectible in full, net of the reserve therefor, in the Ordinary Course of

Business. No counterclaims, defenses or offsetting claims with respect to the accounts or notes receivable of each EControls Party are pending or, to the Knowledge of any EControls Party, threatened. All of the accounts and notes receivable of each EControls Party relate solely to sales of goods or services to customers of such EControls Party (or its predecessor in interest), none of which are Affiliates of each EControls Party (or its predecessor in interest).

5.23 Employees.

(a) Schedule 5.23(a) contains a complete and accurate list of the following information for each employee or manager of any EControls Party, including each employee on leave of absence or layoff status: employer (and country in which such employee is employed); name; job title; current compensation paid or payable, including any entitlements and any change in compensation since the last day of the calendar year immediately preceding the Effective Time; bonus and commission arrangements; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any EControls Party’s pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), entitlement to severance pay (whether formal or informal, in writing or otherwise), insurance, medical, welfare, or vacation plan, any other employee benefit plan or other benefits provided or which any EControls Party is bound to provide (whether now or in the future) to such employees. Except as set forth on Schedule 5.23(a), no EControls Party is involved in negotiations (whether with employees or any trade union or other employees’ representatives) to vary the terms and conditions of employment or engagement of any of its employees, directors or consultants, nor has it made any representations, promises, offers or proposals to any of its employees, directors or consultants or to any trade union or other employees’ representatives concerning or affecting the terms and conditions of employment or engagement of any of its employees, directors or consultants.

(b) To the Knowledge of the EControls Parties, no employee or manager of any EControls Party is a party to, or is otherwise bound by, any Proprietary Rights Agreement that in any way adversely affects or will affect (i) the performance of such employee’s or director’s duties as an employee or manager of any EControls Party, or (ii) the ability of any EControls Party to conduct its business. To the Knowledge of the EControls Parties, no manager, officer, or other key employee of any EControls Party intends to terminate his employment with any EControls Party.

(c) There are no retired employees or managers of any EControls Party, or dependents of retired employees or managers of any EControls Party, receiving benefits or scheduled to receive benefits in the future.

(d) Each EControls Party has materially complied with all applicable Legal Requirements with respect to the Persons engaged by such EControls Party as independent contractors, consultants or similar positions (or treated as such on the books and records of such EControls Party as such), including proper withholding and payment of all applicable Taxes under the Code, and none of such Persons could be deemed employees of such EControls Party under any applicable Legal Requirement, no EControls Party is under a contractual or other obligation to change the terms of service of any director, executive or employee. Except as set forth on Schedule 5.23(d), no EControls Party has given notice of any layoffs or terminations nor started consultations with any independent trade union or employees’ representatives within the last twelve (12) months in relation to any employee of any EControls Party. The consummation of the Subject Transactions will not give rise to the payment of any remuneration, payments or benefits or any enhancements or accelerations thereof to an employee of any EControls Party, whether in accordance with the standard terms and conditions of employment of such employee or otherwise.

(e) Labor Relations; Compliance. No EControls Party has been or is a party to any collective bargaining or other labor agreement with any trade union or other employees’ representatives or organization and no EControls Party recognizes any trade union or other body representing its employees (or any of them) for the purpose of collective bargaining or other negotiating purposes, nor has any EControls Party received a request for recognition or certification of any such agent or body and, to the Knowledge of the EControls Parties, no such request is pending. There has not been, there is not presently pending or existing, and, to the Knowledge of the EControls Parties, there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, or (b) any Proceeding against or affecting any EControls Party relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any EControls Party or its premises. No event has occurred and, to the Knowledge of the EControls Parties, no circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by each EControls Party, and no such action is contemplated by any EControls Party. Each EControls Party has materially complied, and is in material compliance with, all Legal Requirements and agreements in connection with its employees, directors and consultants and any trade unions and employees’ representatives including in respect of equal employment opportunity, nondiscrimination, immigration, wages and all other payment benefits and emoluments due, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. No EControls Party is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements. There are no current, pending or, to the Knowledge of the EControls Parties, threatened claims of any type against any EControls Party by any existing or former employees or directors of any EControls Party or by any existing or former consultants to any EControls Party.

5.24 EControls Employee Benefit Plans.

(a) Set forth on Schedule 5.24(a) is a complete and accurate list of all employee benefit plans within the meaning of Section 3(3) of ERISA of EControls-Inc. and its ERISA Affiliates, whether or not any such employee benefit plans are exempt from the provisions of ERISA, as well as any plan, program, agreement, arrangement or commitment which has been introduced or which any EControls Party or any of its ERISA Affiliates is proposing to introduce for the benefit of any of its current or former employees, directors or officers, sponsors, has sponsored, maintains, has maintained, contributes to, has contributed to, or has any obligation under or with respect to or relating to severance pay, deferred compensation, bonuses, stock options, employee stock purchases, restricted stock, excess benefits, incentive compensation, stock bonuses, cash bonuses, golden parachutes, life insurance, rabbi trusts, cafeteria plans, dependent care, unfunded plans or any other employee-related plans, programs, agreements, arrangements or commitments, established, maintained, participated in, or contributed to by any EControls Party or any of its ERISA Affiliates (“EControls Employee Benefit Plans”).

(b) Each EControls Employee Benefit Plan (and each related trust, insurance contract, or fund) at all times has materially complied in form and operation with ERISA, the Code and any other applicable law and has been administered and operated in accordance with its controlling documents. With respect to each EControls Employee Benefit Plan (and each related trust, insurance contract, or fund), no event has occurred and there exists no condition or set of circumstances in connection with which any EControls Party or any of its ERISA Affiliates would be subject to any liability under ERISA, the Code, or any other applicable law.

(c) No EControls Party or any of its ERISA Affiliates have sponsored, maintained, contributed to, participated in, been a party to, or had any liability under any employee benefit plan program or arrangement that (i) is subject to Section 412 of the Code or Title IV of ERISA, (ii) is a multiple employer plan or a multiemployer plan within the meaning of Section 3(37) of ERISA, or (iii) is not listed on Schedule 5.24(a).

(d) No EControls Employee Benefit Plan has ever provided for continuing benefits or coverage for any participant, beneficiary or former employee after such participant’s or former employee’s termination of employment, including with respect to retiree health and life benefits, except as may be required by Section 4980B of the Code and Sections 601-608 of ERISA.

(e) Each EControls Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the IRS or any opinion letter has been issued to the prototype sponsor of the EControls Employee Benefit Plan and nothing has occurred since the date of the last such determination or issuance of such opinion letter which resulted or may result in the revocation of such determination. All reports, descriptions and disclosures required by ERISA, the Code and any other applicable laws with respect to each EControls Employee Benefit Plan have been timely filed and provided.

(f) Any EControls Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and Treasury Regulations §1.409A-1(a)(1) complies with, and has been operated in compliance with, the requirements of Code Section 409A as to all deferred amounts as to which such requirements are effective pursuant to Treasury Regulations §1.409A-6.

(g) Other than fully insured health plans, the assets of the EControls Employee Benefit Plans are adequate to pay all debts, liabilities and claims with respect to such plans to the extent that claims have been made or have accrued on or prior to the Effective Time. Full payment has been made of all amounts which any EControls Party or any of its ERISA Affiliates is required, under applicable law or under any EControls Employee Benefit Plan or any agreement relating to any EControls Employee Benefit Plan to which any EControls Party or any of its ERISA Affiliates is a party, to have paid as contributions (including all employer contributions and employee salary reduction contributions) or premiums thereto as of the Effective Time, except for any such contributions with respect to the final payroll period immediately prior to the Effective Time, which have been withheld and accrued and will be timely contributed after the Effective Time. The EControls Parties or one of its ERISA Affiliates has made adequate provision for reserves, including a provision for reserves for incurred but not reported costs, to meet contributions or premiums that have not been made because they are not yet due, or will not become due on or prior to the Effective Time, under the terms of any EControls Employee Benefit Plan or related agreements. Benefits under all EControls Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

(h) No EControls Party or any of its ERISA Affiliates has engaged in any transaction with respect to the EControls Employee Benefit Plans which would subject any EControls Party or its ERISA Affiliates to a tax, penalty or liability for prohibited transactions under ERISA or the Code, and none of its respective directors, officers or employees, to the extent they or any of them are fiduciaries with respect to such plans, or any other fiduciary has materially breached any of their responsibilities or obligations imposed upon fiduciaries under Title I of ERISA or has taken or failed to take any action that would result in any claim being made under, by or on behalf of any such plans by any party with standing to make such claim. There are no pending audits, examinations or investigations by any Governmental Body relating to any EControls Employee Benefit Plan, and no pending, or to the Knowledge of the EControls Parties, threatened claims (other than routine claims for benefits), suits or proceedings involving any EControls Employee Benefit Plan or any fiduciary thereof or service provider thereto. An EControls Party or one of its ERISA Affiliates has the right to modify, amend, or terminate each EControls Employee Benefit Plan at any time. The termination of any EControls Employee Benefit Plan would not accelerate or increase any benefits payable under such plan. In the event of termination of any EControls Employee Benefit Plan, no EControls Party or any of its ERISA Affiliates would have any liability with respect to such plan, other than the payment of benefits pursuant to such plan.

(i) EControls-Inc. has delivered to Murphy-Inc. true and complete copies of (A) all EControls Employee Benefit Plans as in effect for any EControls Party or any of its ERISA Affiliates, together with all amendments thereto, the summary plan description for each EControls Employee Benefit Plan, and the latest IRS determination letter or opinion letter, as the case may, obtained with respect to any such EControls Employee Benefit Plan qualified under Section 401 or 501 of the Code, (B) Form 5500 for the three most recent completed fiscal years for each EControls Employee Benefit Plan required to file such form, (C) the summary annual report provided to participants with respect to each EControls Employee Benefit Plan for the three most recent plan years, and (D) all related trust agreements, insurance contracts and other funding agreements associated with each such EControls Employee Benefit Plan.

(j) requirements of Section 4980B of the Code, Sections 601-608 of ERISA, and any other continuation of coverage requirements under any applicable law have been satisfied in all material respects with respect to each EControls Employee Benefit Plan to which such requirements are applicable.

(k) Neither the execution and delivery of this Agreement nor the consummation of the Subject Transactions (either alone or upon the occurrence of any additional or subsequent events) will (i) result in any payment to be made by EControls-Inc. or any of its ERISA Affiliates (including severance, unemployment compensation, golden parachute (as defined in Section 280G of the Code), or otherwise) becoming due to any employee, director or consultant, (ii) increase any benefits otherwise payable under any EControls Employee Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits. There is no contract, agreement, plan, or arrangement with an employee to which EControls-Inc. or any of its ERISA Affiliates is a party that, individually or collectively and as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events) would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

5.25 Broker’s or Finder’s Fees. No Person has acted directly or indirectly as a broker, finder or financial advisor for any EControls Party in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of any EControls Party.

5.26 Environmental and Health and Safety Matters.

(a) Except as set forth on Schedule 5.26(a):

(i) Each EControls Party is and has been in material compliance at all times with all applicable Environmental and Safety Requirements, and no EControls Party has received any notice, report or information regarding any material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), or any corrective, investigatory or remedial obligations, arising under Environmental and Safety Requirements with respect to the past or present operations or properties of the EControls Business.

(ii) Each EControls Party has obtained, and is and has been in material compliance at all times with all terms and conditions of, all permits, licenses and other authorizations required pursuant to Environmental and Safety Requirements for the occupation of the properties of the EControls Business and the conduct of its operations.

(iii) None of the following exists at any property owned, operated or occupied by any EControls Party: asbestos-containing material in any form or condition in any material quantity; polychlorinated biphenyl-containing materials or equipment in any material quantity; or underground storage tanks.

(iv) The transactions contemplated by this Agreement do not impose any obligations under Environmental and Safety Requirements for site investigation or cleanup or notification to or consent of any Governmental Body or third parties.

(v) No facts, events or conditions relating to the past or present properties or operations of the EControls Business or properties contiguous thereto will (A) materially prevent, hinder or limit continued compliance by any EControls Party or the Company with Environmental and Safety Requirements, (B) give rise to any corrective, investigatory or remedial obligations on the part of any EControls Party or the Company pursuant to Environmental and Safety Requirements, or (C) give rise to any material liabilities on the part of any EControls Party or the Company (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including those liabilities relating to on site or off site hazardous substance releases, personal injury, property damage or natural resources damage.

(vi) No EControls Party has assumed any material liabilities or obligations of any third party under Environmental and Safety Requirements.

(b) Each EControls Party has provided to the Company and the Murphy Parties (i) true, complete and correct copies of all material environmental reports, analyses, tests or monitoring in the possession of such EControls Party pertaining to any property owned, operated or occupied in connection with the EControls Business, and (ii) a true, complete and correct list identifying all third party facilities at which contaminants generated in connection with the EControls Business (whether by a EControls Party or any prior owner or occupant) have been transported, treated, stored, handled or disposed within the past five years.

5.27 Relationships with Related Persons. Except as set forth on Schedule 5.27, (a) no EControls Party, any Related Person of an EControls Party or the Company has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the EControls Business; (b) no EControls Party, any Related Person of an EControls Party or the Company owns, or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with an EControls Party other than business dealings or transactions conducted in the Ordinary Course of Business with an EControls Party at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with an EControls Party with respect to any line of the products or services of an EControls Party (a “EControls Competing Business”) in any market presently served by an EControls Party except for the ownership of less than one percent (1%) of the outstanding capital stock of any EControls Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market; and (c) no EControls Party, any Related Person of an EControls Party or the Company is a party to any Contract with, or has any claim or right against, an EControls Party.

5.28 Customer and Supplier Relations. Except as set forth on Schedule 5.28, since the EControls Balance Sheet Date: (a) there has not been any material adverse change in the relationships between the EControls Parties and any of its material suppliers or customers; and (b) no material customer or supplier of any EControls Party has terminated or materially reduced its business with the EControls Parties and no oral or written notice of termination or cancellation or indication of an intention to terminate or cancel any such relationship with such customer or suppliers has been given or received.

5.29 Sales Representatives and Distributors. Except as set forth in Schedule 5.29, no EControls Party is a party to any contract or agreement with any Person under which such Person is a sales representative or distributor of any of the products or services offered by an EControls

Party, which by its terms cannot be terminated at will or on not more than 60 days prior notice without requiring a payment as a result of termination, and there has been no change in the rate of compensation paid or payable to any such Person in the last two years.

5.30 Warranties, Orders, Commitments and Returns. Schedule 5.30 attached hereto sets forth a general description of the warranties given by any EControls Party in connection with product sales. No other or additional warranty has been given in connection with any such sale. Except as set forth in Schedule 5.30, all accepted and unfilled orders for the sale of products and the performance of services entered into by any EControls Party and all outstanding contracts or commitments for the purchase of supplies, materials and services were made in bona fide transactions in the Ordinary Course of Business. Except as set forth in Schedule 5.30, to the Knowledge of the EControls Parties, there are no claims against any EControls Party with respect to the return of any products by reason of alleged over-shipments, defective products or otherwise, or of products in the hands of customers, retailers or distributors under an understanding that such products would be returnable. No EControls Party has ever sold any product that contained asbestos.

5.31 Absence of Certain Business Practices. No EControls Party has and none of its officers, directors, managers, employees or, to Knowledge of the EControls Parties, any other person acting on the behalf of either, has, directly or indirectly, given or agreed to give any gift or similar benefit (other than incurring reasonable meal expenses, and other than with respect to bona fide payments for which adequate consideration has been given) to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the EControls Business (or assist any EControls Party in connection with any actual or proposed transaction) (a) which might subject any EControls Party to any damage or penalty in any civil, criminal or governmental litigation or proceeding; (b) which, if not continued in the future, would have a Material Adverse Effect or which might subject any EControls Party to suit or penalty in any private or governmental litigation or proceeding; or (c) for establishment or maintenance of any concealed fund or concealed bank account.

5.32 FCPA. Except as set forth in Schedule 5.32: (a) no EControls Party has any employees or, to their knowledge, any representatives or distributors who hold any foreign government positions or serve on any boards of directors of foreign government-owned entities; (b) no EControls Party has been the subject of any bribery, money laundering or anti-kickback investigation by any governmental authority; (c) no EControls Party has conducted an internal investigation involving allegations of impropriety involving bribery, money laundering or anti-kickback laws; (d) no EControls Party has provided or promised anything of value, including hospitality, entertainment, gifts or trinkets to any Foreign Official; (e) no EControls Party has paid or promised to pay a Foreign Official’s travel expenses; (f) no EControls Party has engaged or attempted to engage a Foreign Official to provide services to or for any EControls Party; (g) no EControls Party has made or promised to make any charitable, social or political contributions in any of the foreign countries in which any EControls Party operates; and (h) no EControls Party has received from any foreign governmental authority any grants, tax benefits, rulings or orders relating to the EControls Business.

5.33 Export Compliance. Except as set forth in Schedule 5.33:

(a) no EControls Party holds any export control, strategic or dual-use goods or embargo license, agreement, permit, approval or other authorization issued by the U.S. Government or any foreign governmental authority;

(b) during the past five years, no EControls Party has engaged in any action which they have reason to believe may have been in violation of any applicable U.S. or foreign export control law, regulation, license, executive or other order, approval, permit, license exception or exemption, including the Export Administration Act, as amended, the Export Administration Regulations, the Arms Export Control Act, as amended, the ITAR or the embargo and asset control regulations administered by the Office of Foreign Assets Control (OFAC);

(c) no EControls Party is registered or is required to be registered under any munitions, defense or export-related government regime, including the ITAR;

(d) no EControls Party has any facility that has been granted a security permit or other clearance for the protection of classified, secret or other sensitive data either in the United States or any other country and none of the employees of any EControls Party holds such a security permit or other clearance;

(e) no EControls Party holds any U.S. or foreign government contract or subcontract, or otherwise sell product that has been designed, produced or modified for military end-uses or end-users, for nuclear power or weapons, for chemical or biological weapons, or for missile or unmanned air vehicles;

(f) no EControls Party has engaged in any transaction, direct or indirect, during the last five years with any country that is subject to a United States, United Nations or other embargo or trade sanctions regime;

(g) no EControls Party has been notified of any potential violation of any United States, foreign or United Nations export control, strategic goods, asset control, embargo or antiboycott laws during the past five years;

(h) to the Knowledge of the EControls Parties, no EControls Party has ever been the subject of any investigation or inquiry by any governmental authority relating to the export control, strategic goods, defense security, asset control, embargo or antiboycott laws of the United States or any foreign country or the United Nations; and

(i) no EControls Party has ever conducted an internal investigation involving allegations of violations of export control, strategic goods, defense security, asset control, embargo or antiboycott laws of the United States or any foreign country or the United Nations.

5.34 Breach of Representations. No EControls Party is aware of any breach of any of the representations or warranties of Murphy-Inc. contained in this Agreement. Each EControls Party shall be deemed to have waived in full any breach of Murphy-Inc.’s representations and warranties contained herein of which any EControls Party is aware at the date hereof or, if the Closing occurs, at the Closing.

5.35 Disclosure. None of this Agreement, the Financial Statements (including the footnotes thereto), or any schedule, exhibit or certificate delivered in accordance with the terms hereof or referenced herein contains any untrue statement of a material fact or to the knowledge of any EControls Party omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company makes the following representations and warranties as of the date hereof to each of the EControls Parties and the Murphy Parties:

6.1 Existence and Good Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oklahoma.

6.2 Power. The Company has the entity power and authority to execute, deliver and perform fully its obligations under this Agreement and the Transaction Documents.

6.3 Capitalization. Upon issuance of the Units of the Company as set forth in Section 2.2 above, such Units shall be the only outstanding Units of the Company. Such Units have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in the Operating Agreement, none of such Units is subject to restrictions, and there are no preemptive rights nor any outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any Units, other than as contemplated by this Agreement and the Operating Agreement.

6.4 Enforceability. The execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Company and constitute the valid and legally binding obligations of the Company enforceable against the Company in accordance with their term, subject to the General Enforceability Exceptions.

6.5 No Conflict. Neither the execution of this Agreement or the Transaction Documents, nor the performance by the Company of its obligations hereunder or thereunder will violate or conflict with the Company’s Certificate of Organization or Operating Agreement or any Legal Requirements of any Governmental Body.

6.6 Consents. No consent, approval or authorization of, or notice to, any third party or Governmental Body is required in connection with the execution and delivery by the Company of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

6.7 Brokers. No person has acted directly or indirectly as a broker, finder or financial advisor for the Company in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Company.

6.8 Investments; Subsidiaries. The Company does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, limited liability company, partnership, association, trust, joint venture or other entity.

ARTICLE VII

COVENANTS

7.1 Required Approvals.

(a) As promptly as practicable after the Effective Time of this Agreement, the Contributors shall use Best Efforts to obtain all necessary consents, novations, approvals, authorizations, requirements (including filing and registration requirements), transfers, waivers and agreements (“Consents”) from any Persons necessary to authorize, approve or permit the full and complete sale, conveyance, assignment, sublease or transfer of the Murphy Contributed Assets and the EControls Contributed Assets and to make effective the transactions contemplated by this Agreement as may be required that are not obtained prior to the Effective Time.

(b) Notwithstanding anything in this Agreement to the contrary, this Agreement will not constitute an agreement to sell, convey, assign, sublease or transfer the Murphy Contributed Assets or the EControls Contributed Assets, if and to the extent any attempted sale, conveyance, assignment, sublease or transfer of such assets, without the Consent of another Person to such transfer, would constitute a breach by a Contributor, or the Company with respect to the underlying Contributed Asset. For the avoidance of doubt, a Contributor’s failure to contribute a Murphy Contributed Asset or EControls Contributed Asset, as applicable, shall not constitute a breach of any representation in Article IV or V, as applicable. If any required Consent is not obtained on or prior to the Effective Time, Murphy-Inc. or EControls- Inc., as applicable, shall cooperate with the Company and Murphy-LLC or EControls-LLC, as applicable, at the cost and expense of the Contributor of the underlying Contributed Asset, in any reasonable arrangement designed to provide the Company with the benefits intended to be assigned to the Company with respect to the underlying Contributed Asset, including enforcement of any and all rights of either Murphy-Inc. or EControls-Inc., as applicable, against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and only if such reasonable arrangement can be made, and except as otherwise provided herein, the Company agrees to accept the burdens and perform the obligations underlying such party’s Contributed Asset. Furthermore, if the other party’s Consent is subsequently obtained, Murphy-LLC or EControls-LLC, as applicable shall at such time agree to assume all liabilities and obligations thereunder. If and to the extent that such arrangement cannot be made, the Company shall have no obligation with respect to any such party’s Contributed Asset.

7.2 Cooperation; Audits. In connection with the preparation of Tax Returns, audit examinations, and any other Proceedings relating to Taxes, the Company, the Murphy Parties and the EControls Parties shall cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes (in each case to the extent permitted by applicable law).

7.3 Cooperation. Subject to the terms and conditions herein provided, each Party will use such Party’s Best Efforts to take, or cause to be taken, such actions, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and applicable law to consummate and make effective all of the Subject Transactions.

7.4 Labor and Employee Benefit Matters.

(a) During the period from the Effective Time until 11:59 pm on December 31, 2009, each of Murphy-Inc. and EControls-Inc. shall use commercially reasonable efforts to keep available the services of its present executives, employees and agents for the benefit of Murphy-LLC and EControls-LLC, respectively, in accordance with the Transition Service Agreements attached hereto as Exhibit C (the “Murphy Transition Services Agreement”) and Exhibit D (the “EControls Transition Services Agreement”), respectively.

(b) Each of Murphy-LLC and EControls-LLC shall be responsible for offering COBRA continuation coverage under Code Section 4980B to its own qualified beneficiaries and M&A qualified beneficiaries as of December 31, 2009, within the meaning of Q&A 4 of Treas. Reg. § 54.4980B-9.

(c) Murphy-Inc. shall take all necessary action so that, as of 12:01 a.m. on January 1, 2010: (i) sponsorship of all of the Murphy Employee Benefit Plans shall have been transferred to Murphy-LLC, except with respect to the FW Murphy Deferred Compensation Plan, as restated (the “Deferred Compensation Plan”); and (ii) the Murphy Group 401(k) Profit Sharing Plan (the “401(k) Plan”) shall have been amended to (A) include EControls-LLC, as a participating employer of the 401(k) Plan and (B) add EControls-Inc., as a predecessor employer for the purposes of eligibility to participate, vesting, and contribution allocation.

(d) EControls-Inc. shall take all necessary action so that, as of 12:01 a.m. on January 1, 2010: (i) its Simplified Employee Pension Plan shall have been terminated; (ii) all agreements of any kind with respect to conditions of employment for current employees of E- Controls-Inc. shall have been terminated, except as set forth on Schedule 7.4(c); (iii) sponsorship of its welfare and fringe benefit agreement(s) with ADP shall have been assumed by EControls- LLC and all necessary consents in connection with same shall have been obtained.

7.5 Conduct of Business by the Murphy Parties. During the period from the date hereof until the earlier to occur of the date of termination of this Agreement or the Effective Time, the Murphy Parties shall conduct the Murphy Business in the Ordinary Course of Business and shall not, except with the prior written consent of EControls-Inc., or as expressly contemplated by this Agreement or the Exhibits hereto, with respect to the Murphy Business:

(a) borrow any amount or incur or become subject to any liability except (i) current liabilities incurred in the Ordinary Course of Business, (ii) liabilities under Murphy Material Contracts entered into in the Ordinary Course of Business, and (iii) borrowings under lines of credit existing as of the date hereof;

(b) mortgage, pledge or subject to any Encumbrance any of the Murphy Contributed Assets;

(c) sell, assign or transfer (including transfers to any shareholders or Affiliates) any Murphy Contributed Assets except in the Ordinary Course of Business, or cancel any debts or claims;

(d) take any other action or enter into any other transaction (including any transactions with employees, shareholders or Affiliates) other than in the Ordinary Course of Business or other than the transactions contemplated by this Agreement;

(e) suffer any material theft, damage, destruction or loss of or to any Murphy Contributed Assets (unless fully covered by insurance);

(f) except as required by applicable Law or in the Ordinary Course of Business and consistent with past practice, (i) increase the salary, wages or other compensation rates of any officer, director, partner, employee or consultant of the Murphy Parties; (ii) make or grant any increase in any Murphy Employee Benefit Plan, (iii) amend or terminate any existing Murphy Employee Benefit Plan, or adopt any new Murphy Employee Benefit Plan or (iv) make any commitment or incur any liability to any labor organization;

(g) make any capital expenditures or commitments therefor, except those made in the Ordinary Course of Business consistent with past practices;

(h) make any change in accounting or Tax principles, practices or policies from those utilized in the preparation of the Murphy Financial Statements;

(i) make any write-off or write-down of or make any determination to writeoff or write-down any of the Murphy Contributed Assets except for obsolete items or other items written off in the Ordinary Course of Business consistent with past practices;

(j) make any change in the general pricing practices or policies or any change in the credit or allowance practices or policies of the Murphy Parties except those made in the Ordinary Course of Business consistent with past practices;

(k) enter into any amendment, modification, termination (partial or complete) or grant any waiver under or give any consent with respect to any agreement that is required (or had it been in effect on the date hereof would have been required) to be disclosed in the Schedules to this Agreement except those entered into or granted in the Ordinary Course of Business consistent with past practices or contemplated by this Agreement;

(l) commence or terminate any line of business or supplier; or

(m) agree to do any of the foregoing.

7.6 Conduct of Business by the EControls Parties. During the period from the date hereof until the earlier to occur of the date of termination of this Agreement or the Effective Time, the EControls Parties shall conduct the EControls Business in the Ordinary Course of Business and shall not, except with the prior written consent of Murphy-Inc., or as expressly contemplated by this Agreement and the Exhibits hereto with respect to the EControls Business:

(a) borrow any amount or incur or become subject to any liability except (i) current liabilities incurred in the Ordinary Course of Business, (ii) liabilities under EControls Material Contracts entered into in the Ordinary Course of Business, and (iii) borrowings under lines of credit existing as of the date hereof;

(b) mortgage, pledge or subject to any Encumbrance any of the EControls Contributed Assets;

(c) sell, assign or transfer (including transfers to any shareholders or Affiliates) any EControls Contributed Assets except in the Ordinary Course of Business, or cancel any debts or claims;

(d) take any other action or enter into any other transaction (including any transactions with employees, shareholders or Affiliates) other than in the Ordinary Course of Business or other than the transactions contemplated by this Agreement;

(e) suffer any material theft, damage, destruction or loss of or to any EControls Contributed Assets (unless fully covered by insurance);

(f) except as required by applicable Law or in the Ordinary Course of Business and consistent with past practice, (i) increase the salary, wages or other compensation rates of any officer, director, partner, employee or consultant of the EControls Parties; (ii) make or grant any increase in any EControls Employee Benefit Plan, (iii) amend or terminate any existing EControls Employee Benefit Plan, or adopt any new EControls Employee Benefit Plan or (iv) make any commitment or incur any liability to any labor organization;

(g) make any capital expenditures or commitments therefor, except those made in the Ordinary Course of Business consistent with past practices;

(h) make any change in accounting or Tax principles, practices or policies from those utilized in the preparation of the EControls Financial Statements;

(i) make any write-off or write-down of or make any determination to writeoff or write-down any of the EControls Contributed Assets except for obsolete items or other items written off in the Ordinary Course of Business consistent with past practices;

(j) make any change in the general pricing practices or policies or any change in the credit or allowance practices or policies of the EControls Parties except those made in the Ordinary Course of Business consistent with past practices;

(k) enter into any amendment, modification, termination (partial or complete) or grant any waiver under or give any consent with respect to any agreement that is required (or had it been in effect on the date hereof would have been required) to be disclosed in the Schedules to this Agreement except those entered into or granted in the Ordinary Course of Business consistent with past practices or contemplated by this Agreement;

(l) commence or terminate any line of business or supplier; or

(m) agree to do any of the foregoing.

7.7 Exclusive Dealing. During the period from the date hereof until the earlier to occur of the date of termination of this Agreement or the Effective Time, neither the Murphy Parties or their affiliates nor the EControls Parties or their affiliates shall take any action to directly or indirectly encourage, initiate or engage in discussions or negotiations with, or provide any information to, any corporation, partnership, person, or other entity or group, other than the EControls Parties or the Murphy Parties, as applicable, concerning the merger or combination of any of the Murphy Parties or EControls Parties with any other entity, the purchase and sale of all or substantially all of the assets and properties of any of the Murphy Parties or the EControls Parties, the purchase and sale of the capital stock of the Murphy Parties or the EControls Parties or any transaction similar to the foregoing involving any of the Murphy Parties or the EControls Parties except for the transactions specifically contemplated by this Agreement.

7.8 Covenant of Murphy-Inc. Subject to the satisfaction or waiver of the conditions to Closing set forth in Article VIII, Murphy-Inc. hereby covenants and agrees that on or before the Effective Time it shall (a) convey or cause to be conveyed to Murphy-LLC all of the Murphy Contributed Assets and (b) cause Murphy-LLC to assume all Murphy-LLC Assumed Liabilities.

7.9 Covenant of EControls-Inc. Subject to the satisfaction or waiver of the conditions to Closing set forth in Article VIII, EControls-Inc. hereby covenants and agrees that on or before the Effective Time it shall (a) convey or cause to be conveyed to EControls-LLC all of the EControls Contributed Assets and (b) cause EControls-LLC to assume all EControls-LLC Assumed Liabilities.

7.10 Murphy-LLC Note. Subject to the satisfaction or waiver of the conditions to Closing set forth in Article VIII, on or before the Effective Time, Murphy-LLC shall deliver to Murphy-Inc. the Promissory Note attached hereto as Exhibit E.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions Precedent to Obligations of the Murphy Parties and the Company. The obligations of the Murphy Parties and the Company to enter into and complete the transactions contemplated hereby are subject, at the option of the Murphy Parties and the Company, to the fulfillment on or prior to the Effective Time of the following conditions, any one or more of which may be waived by the Murphy Parties and the Company, as applicable, only in writing:

(a) The representations and warranties of the EControls Parties contained in this Agreement shall be true and correct in all material respects (unless such representation and warranty contains a materiality standard) on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time (unless such representation is made as of a specific time other than the Closing).

(b) The EControls Parties shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by the EControls Parties on or prior to the Effective Time.

(c) No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated by this Agreement or to seek damages or a discovery order in connection with such transactions.

(d) The EControls Parties shall have delivered to the Company each of the following items:

(i) a copy of the Contribution Agreement, Bill of Sale, Assignment and Assumption Agreement with respect to the EControls Contributed Assets and EControls-LLC Assumed Liabilities, in the form of Exhibit F attached hereto (the “EControls-LLC Contribution Agreement”), duly executed by the EControls Parties, and such other bills of sale, lease assignments, contract assignments and other documents and instruments of sale, assignment, conveyance and transfer as the Company and/or Murphy-Inc. may deem necessary or desirable, each as duly executed by the EControls Parties;

(ii) possession of the EControls Contributed Assets;

(iii) a reasonably current certificate of good standing of each of the EControls Parties issued by the relevant Governmental Body;

(iv) a fully executed copy of the Operating Agreement of EControls- LLC (the “EControls-LLC Operating Agreement”) attached hereto as Exhibit G;

(v) a fully executed copy of a license agreement (the “Perfect Pass License Agreement”) between the EControls Parties cross licensing U.S. Patent No. 7,229,330 entitled “Watercraft Speed Control Device” issued June 12, 2007, and continuation-in-part patent applications claiming priority thereto including, without limitation, 11/811,604; 11/811,605; 11/811,606; 11/811,616; and 11/811,617, in form and substance satisfactory to the Murphy Parties.

(vi) a certificate executed by the Secretary or an Assistant Secretary of each of the EControls Parties certifying to: (i) the organizational documents of such EControls Party, (ii) resolutions of the board of directors or managers and shareholders or members of such EControls Party authorizing and approving the execution, delivery and performance of this Agreement and the Operating Agreement, and the consummation of the transactions contemplated hereby, and (iii) incumbency and signatures of the officers of each EControls Party executing this Agreement, the Operating Agreement and any other certificate or document delivered in connection herewith;

(vii) a counterpart original of the Operating Agreement, duly executed on behalf of EControls-Inc.;

(viii) all contracts, files and other data and documents relating to the EControls Business;

(ix) closing certificates signed by an executive officer of each of the EControls Parties confirming the matters referred to in Sections 8.1(a)-(c);

(x) payoff letters and appropriate termination statements under the Uniform Commercial Code and other instruments as may be requested by the Company to extinguish all Indebtedness of the EControls Parties related to the EControls Contributed Assets and all security interests related thereto to the extent directed by the Company;

(xi) Tax clearance certificates (or similar certificates) for each of the EControls Parties dated not more than ten business days prior to the Effective Time, stating that none of the EControls Parties owes any Tax related to the EControls Contributed Assets to the particular jurisdiction for which the Company may be held liable;

(xii) the real property leases set forth on Schedule 8.1(d)(xii) in form and substance satisfactory to Company (the “EControls Real Property Leases”), duly executed by the EControls Parties and/or their Affiliates, as applicable;

(xiii) the EControls Transition Services Agreement, duly executed by each EControls Party; and

(xiv) such other documents and instruments as the Company reasonably requests to consummate the transactions contemplated hereby.

8.2 Conditions Precedent to Obligations of the EControls Parties. The obligations of the EControls Parties to enter into and complete the transactions contemplated hereby are subject, at the option of the EControls Parties, to the fulfillment on or prior to the Effective Time of the following conditions, any one or more of which may be waived by the EControls Parties, as applicable, only in writing:

(a) The representations and warranties of the Murphy Parties and the Company contained in this Agreement shall be true and correct in all material respects (unless such representation and warranty contains a materiality standard) on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time (unless such representation is made as of a specific time other than the Closing).

(b) The Murphy Parties and the Company shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by the Murphy Parties and the Company on or prior to the Effective Time.

(c) No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated by this Agreement or to seek damages or a discovery order in connection with such transactions.

(d) The Murphy Parties and the EControls Parties shall have agreed on the form of Perfect Pass License Agreement;

(e) The Murphy Parties shall have delivered to the Company each of the following items:

(i) a copy of the Contribution Agreement, Bill of Sale, Assignment and Assumption Agreement with respect to the Murphy Contributed Assets and Murphy- LLC Assumed Liabilities, in the form of Exhibit H attached hereto (the “Murphy-LLC Contribution Agreement”), duly executed by the Murphy Parties, and such other bills of sale, lease assignments, contract assignments and other documents and instruments of sale, assignment, conveyance and transfer as the Company and/or EControls-Inc. may deem necessary or desirable, each as duly executed by the Murphy Parties;

(ii) possession of the Murphy Contributed Assets;

(iii) a reasonably current certificate of good standing of each of the Murphy Parties issued by the relevant Governmental Body;

(iv) a fully executed copy of the Operating Agreement of Murphy-LLC (the “Murphy-LLC Operating Agreement”) attached hereto as Exhibit I;

(v) a certificate executed by the Secretary or an Assistant Secretary of each of the Murphy Parties certifying to: (i) the organizational documents of such Murphy Party, (ii) resolutions of the board of directors or managers and shareholders or members of such Murphy Party authorizing and approving the execution, delivery and performance of this Agreement and the Operating Agreement, and the consummation of the transactions contemplated hereby, and (iii) incumbency and signatures of the officers of each Murphy Party executing this Agreement, the Operating Agreement and any other certificate or document delivered in connection herewith;

(vi) a counterpart original of the Operating Agreement, duly executed on behalf of Murphy-Inc.;

(vii) evidence, in form and substance, satisfactory to EControls-Inc., that all Indebtedness of the EControls Parties held by Texas Capital Bank and all security interests related thereto have been extinguished;

(viii) all contracts, files and other data and documents relating to the Murphy Business;

(ix) closing certificates signed by an executive officer of each of the Murphy Parties confirming the matters referred to in Sections 8.1(a)-(c);

(x) Tax clearance certificates (or similar certificates) for each of the Murphy Parties dated not more than ten business days prior to the Effective Time, stating that none of the Murphy Parties owes any Tax related to the Murphy Contributed Assets to the particular jurisdiction for which the Company may be held liable;

(xi) the consents set forth on Schedule 4.15;

(xii) a written consent, in form and substance acceptable to EControls- Inc., of F&M Bank consenting to the loans contemplated by the Executive Loan Agreements attached hereto as Exhibits J (the “Guglielmo Executive Loan Agreement”) and K (the “Walser Executive Loan Agreement”) hereto;

(xiii) the real property leases set forth on Schedule 8.2(e)(xiii) in form and substance satisfactory to EControls-Inc. (the “Murphy Real Property Leases”), duly executed by the Murphy Parties and/or their Affiliates, as applicable;

(xiv) the Murphy Transition Services Agreement, duly executed by each Murphy Party; and

(xv) such other documents and instruments as the Company and/or EControls-Inc. reasonably requests to consummate the transactions contemplated hereby.

(f) The Company shall have delivered to the EControls Parties or the Murphy Parties, as applicable:

(i) the Guglielmo Executive Loan Agreement;

(ii) the Walser Executive Loan Agreement;

(iii) the EControls Real Property Leases and the Murphy Real Property Leases, duly executed by the Company;

(iv) a reasonably current certificate of good standing of the Company issued by the relevant Governmental Body;

(v) a copy of the EControls-LLC Operating Agreement, duly executed by the Company;

(vi) a certificate executed by the Secretary or an Assistant Secretary of the Company certifying to: (i) the organizational documents of the Company, (ii) resolutions of managers or members of the Company authorizing and approving the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and (iii) incumbency and signatures of the officers of the Company;

(vii) the Employment Agreement of Michael Walser and Terms of Employment of Frank W. Murphy III and Kennon Guglielmo attached hereto as Exhibit L;

(viii) a counterpart original of the Operating Agreement, duly executed on behalf of the Company.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated as follows:

(a) at the election of the Murphy Parties and the Company, if any one or more of the conditions to the Murphy Parties’ and the Company’s obligations to close, as set forth in Section 8.1, has not been fulfilled as of the Effective Time; provided that neither the Murphy Parties nor the Company is in default under this Agreement;

(b) at the election of the EControls Parties, if any one or more of the conditions to the EControls Parties’ obligations to close, as set forth in Section 8.2, has not been fulfilled as of the Effective Time; provided that no EControls Party is in default under this Agreement;

(c) at the election of the Murphy Parties, the EControls Parties or the Company if any legal proceeding is commenced or threatened by any Governmental Body directed against the consummation of the Closing or any other transaction contemplated under this Agreement and the Murphy Parties, the EControls Parties or the Company, as the case may be, reasonably and in good faith deem it impractical or inadvisable to proceed in view of such legal proceeding or threat thereof;

(d) at any time prior to the Closing, at the election of the Murphy Parties, upon a Material Adverse Effect on (i) the EControls Business, (ii) the condition of the EControls Contributed Assets, or (iii) the EControls-LLC Assumed Liabilities;

(e) at any time prior to the Closing, at the election of the EControls Parties, upon a Material Adverse Effect on (i) the Murphy Business, (ii) the condition of the Murphy Contributed Assets, or (iii) the Murphy-LLC Assumed Liabilities;

(f) at any time, by mutual written consent of the parties hereto; or

(g) at any time after October 2, 2009 if for any reason the Closing has not yet occurred, at the election of any of the Murphy Parties, the EControls Parties or the Company, provided that, as for a termination after October 2, 2009 because the Closing has not yet occurred, the party so terminating has not by its default under this Agreement or by wrongful refusal to deliver documents required for Closing caused the Closing not to occur.

ARTICLE X

INDEMNIFICATION; REMEDIES

10.1 Survival; Risk Allocation.

(a) Regardless of any investigation at any time made by or on behalf of any Party or of any information any Party may have in respect thereof, all representations, warranties, covenants, and obligations in this Agreement and the schedules attached hereto, and any Transaction Document delivered pursuant to this Agreement, shall survive the Closing; provided, however, none of the Company, Murphy-LLC and EControls-LLC shall have any liabilities to the Contributors with respect to its covenants, obligations representations or warranties after the Closing.

(b) The representations, warranties, covenants and agreements made herein are intended, among other things, to allocate the risks in the Subject Transactions among the Parties. No Party shall have any duty to inquire or investigate with respect to the validity or truthfulness of any other Party’s representations and warranties.

10.2 Indemnification Obligation of Murphy-Inc. Murphy-Inc. shall indemnify and hold harmless the Company and its officers, directors, employees, agents and Affiliates (the “Company Indemnified Persons”) from and against any and all losses, liabilities, claims, damages of any nature, penalties, fines, judgments, awards, settlements, taxes, costs, fees, expenses (including reasonable attorneys’ fees) and disbursements (collectively “Losses”) based upon, arising out of or otherwise in respect of:

(a) any inaccuracies in or any breach of any representation or warranty of the Murphy Parties contained in this Agreement (including any schedule or exhibit attached hereto) or any Transaction Document (determined in each case without regard to any qualification with respect to materiality, Material Adverse Effect or other similar qualification);

(b) any breach of any covenant or agreement of the Murphy Parties contained in this Agreement (including any schedule or exhibit attached hereto) or any Transaction Document;

(c) any of the Murphy-Inc. Retained Liabilities; and

(d) any event arising from the operation and ownership of, or conditions occurring with respect to, the Murphy Business prior to the Effective Time, including any product shipped or manufactured or service provided by any Murphy Party prior to the Closing Date.

10.3 Indemnification Obligation of EControls-Inc. EControls-Inc. shall indemnify and hold harmless the Company Indemnified Persons from and against any and all Losses based upon, arising out of or otherwise in respect of:

(a) any inaccuracies in or any breach of any representation or warranty of the EControls Parties contained in this Agreement (including any schedule or exhibit attached hereto) or any Transaction Document (determined in each case without regard to any qualification with respect to materiality, Material Adverse Effect or other similar qualification);

(b) any breach of any covenant or agreement of the EControls Parties contained in this Agreement (including any schedule or exhibit attached hereto) or any Transaction Document;

(c) any of the EControls-Inc. Retained Liabilities; and

(d) any event arising from the operation and ownership of, or conditions occurring with respect to, the EControls Business prior to the Effective Time, including any product shipped or manufactured or service provided by any EControls Party prior to the Closing Date.

10.4 Indemnification Obligation with respect to Company. Murphy-Inc. shall indemnify and hold harmless EControls-Inc. and its officers, directors, employees, agents and Affiliates (the “EControls Indemnified Persons”) from and against any and all Losses based upon, arising out of or otherwise in respect of:

(a) any inaccuracies in or any breach of any representation or warranty of the Company contained in this Agreement (including any schedule or exhibit attached hereto) or any Transaction Document (determined in each case without regard to any qualification with respect to materiality, Material Adverse Effect or other similar qualification); and

(b) any breach of any covenant or agreement of the Company contained in this Agreement (including any schedule or exhibit attached hereto) or any Transaction Document.

10.5 Notice and Opportunity to Defend.

(a) Notice of Asserted Liability. As soon as is reasonably practicable after any Murphy Party, EControls Party or the Company, as applicable, becomes aware of any claim that it or they has or have under Section 10.2, Section 10.3 or Section 10.4, as applicable, that may result in Losses (a “Liability Claim”), such party (the “Indemnified Party”) shall give notice thereof (a “Claims Notice”) to the party responsible for indemnifying for such Losses (the “Indemnifying Party”) and each other Party to this Agreement. A Claims Notice must describe the Liability Claim in reasonable detail and indicate the amount (estimated, if necessary and to the extent feasible) of the Losses that have been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 10.5(a) will adversely affect any of the other rights or remedies (with respect to indemnification) that the Indemnified Party has under this Agreement, or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party.

(b) Opportunity to Defend. The Indemnifying Party has the right, exercisable by written notice to the Indemnified Party within 30 days of receipt of a Claims Notice from the Indemnified Party of the commencement or assertion of any Liability Claim in respect of which indemnity may be sought hereunder, to assume and conduct the defense of such Liability Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that (i) joint representation of the Indemnified Party and the Indemnifying Party would not in the good faith judgment of the Indemnifying Party’s counsel be inappropriate due to actual or potential differing interests between such Indemnified Party and the Indemnifying Party; (ii) the Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnifying Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; (iii) the Liability Claim solely seeks (and continues to seek) monetary damages; and (iv) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party will be solely obligated to satisfy and discharge the Liability Claim in accordance with the limits set forth in this Agreement (the conditions set forth in clauses (i) through (iv) are collectively referred to as the “Litigation Conditions”). If the Indemnifying Party does not assume the defense of a Liability Claim in accordance with this Section 10.5(b), the Indemnified Party may continue to defend the Liability Claim. If the Indemnifying Party has timely assumed the defense of a Liability Claim as provided in this Section 10.5(b), the Indemnifying Party will not be liable for any legal expenses incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if any of the Litigation Conditions cease to be met, or the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Liability Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred in connection therewith. The Indemnifying Party or the Indemnified Party, as the case may be, will have the right to participate in (but not control), at its own expense, the defense of any Liability Claim that the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Liability Claim as provided in this Agreement, shall not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Liability Claim that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Liability Claim, grants any injunctive or equitable relief, or may reasonably be expected to have a Material Adverse Effect on the affected business of the Indemnified Party. The Indemnified Party has the right to settle any Liability Claim, the defense of which has not been assumed by the Indemnifying Party.

10.6 Survivability; Limitations.

(a) The representations and warranties of the Murphy Parties contained in this Agreement or in any Transaction Document will survive for a period ending on the second anniversary of the Effective Time (the “Expiration Date”); provided, however, that (i) the Expiration Date for any Liability Claim relating to a breach of or inaccuracy in the representations and warranties set forth in Section 4.1 (Existence and Good Standing), Section 4.2 (Power), Section 4.3 (Enforceability), Section 4.4 (Title to Murphy Contributed Interest), Section 4.5 (Murphy Contributed Assets), Section 4.14 (No Conflict), Section 4.24 (Employee Benefit Plans) and Section 4.25 (Broker’s or Finder’s Fees) (collectively, the “Murphy Excluded Representations”) will be the expiration of the applicable statute of limitations as the same may be extended plus 30 days, and (ii) any Liability Claim pending on any Expiration Date for which a Claims Notice has been given in accordance with Section 10.5 on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved. All of the covenants and agreements of the Murphy Parties contained in this Agreement will survive after the Effective Time in accordance with their terms.

(b) The representations and warranties of the EControls Parties contained in this Agreement or in any Transaction Document will survive for a period ending on the Expiration Date; provided, however, that (i) the Expiration Date for any Liability Claim relating to a breach of or inaccuracy in the representations and warranties set forth in Section 5.1 (Existence and Good Standing), Section 5.2 (Power), Section 5.3 (Enforceability), Section 5.4 (Title to EControls Contributed Interest), Section 5.5 (EControls Contributed Assets), Section 5.14 (No Conflict), Section 5.24 (Employee Benefit Plans) and Section 5.25 (Broker’s or Finder’s Fees) (collectively, the “EControls Excluded Representations”) will be the expiration of the applicable statute of limitations as the same may be extended plus 30 days, and (ii) any Liability Claim pending on any Expiration Date for which a Claims Notice has been given in accordance with Section 10.5 on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved. All of the covenants and agreements of the EControls Parties contained in this Agreement will survive after the Effective Time in accordance with their terms.

(c) The representations and warranties of the Company contained in this Agreement or in any Transaction Document will survive for a period ending on the Expiration Date; provided, however, that (i) the Expiration Date for any Liability Claim relating to a breach of or inaccuracy in the representations and warranties set forth in Section 6.1 (Existence and Good Standing), Section 6.2 (Power), Section 6.3 (Capitalization), Section 6.4 (Enforceability), Section 6.5 (No Conflict), Section 6.6 (Consents) and Section 6.7 (Brokers) (collectively, the “Company Excluded Representations” and, together with the Murphy Excluded Representations and the EControls Excluded Representations, the “Excluded Representations”) will be the expiration of the applicable statute of limitations as the same may be extended plus 30 days, and (ii) any Liability Claim pending on any Expiration Date for which a Claims Notice has been given in accordance with Section 10.5 on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved. All of the covenants and agreements of the Company contained in this Agreement will survive after the Effective Time in accordance with their terms.

(d) Notwithstanding anything to the contrary contained in this Agreement, neither Murphy-Inc. nor EControls-Inc. will have any liability pursuant to Section 10.2, Section 10.3 or Section 10.4, as applicable (other than with respect to such party’s Excluded Representations, for which the following limitations will not apply): with respect to Murphy- Inc., until the aggregate amount of all such Losses sustained by the Company Indemnified Persons and the EControls Indemnified Persons exceeds $1,000,000 and, with respect to EControls-Inc., until the aggregate amount of all such Losses sustained by the Company Indemnified Persons exceeds $500,000 (each such threshold being referred to herein as the “Deductible Amount”), in which case the applicable Indemnifying Party shall be obligated to indemnify such Indemnified Party only for the amount by which such Losses incurred by the Indemnified Party exceed the Deductible Amount.

10.7 Satisfaction of Liability Claims.

(a) Payment. Except for third party claims being defended in good faith by the Indemnifying Party in accordance with Section 10.5, the Indemnifying Party shall satisfy its obligations hereunder within fifteen (15) days after receipt of a Claims Notice, or, in the case of a Claims Notice that has been disputed in accordance with Sections 10.7(b)-10.7(d), within fifteen (15) days after the ultimate resolution of such dispute. Any amount not paid to the Indemnified Party by such date shall bear interest at a rate equal to ten percent (10.0%) per annum from the date due until the date paid; provided, however, that in the event such interest rate should ever exceed the maximum interest rate permissible under applicable state or federal law, then such interest rate shall be adjusted to the maximum interest rate then permitted by such laws. Amounts payable by the Indemnifying Party to any Indemnified Party in respect of any Losses for which any party is entitled to indemnification hereunder shall be payable by the Indemnifying Party as incurred by the Indemnified Party.

(b) Objections to Liability Claims. If, at any time within the initial fifteen (15) day period for payment of claims set forth in Section 10.7(a), the Indemnifying Party shall object in a written statement to the Liability Claim set forth in the Claims Notice, specifying in reasonable detail the basis for such objection and such statement shall have been delivered to the Indemnified Party prior to the expiration of such fifteen (15) day period, the payment obligations of the Indemnifying Party shall be suspended until the ultimate resolution of such dispute in accordance with the procedures set forth in Sections 10.7(c) and 10.7(d).

(c) Grounds for Objections. The Indemnifying Party shall not object to any Liability Claim unless: (i) the Indemnifying Party believes in good faith that the Indemnified Party is not entitled to be indemnified with respect to all or any portion of the Liability Claim specified in the Claims Notice; or (ii) the Indemnifying Party lacks sufficient information to assess the validity or amount of the Liability Claim. If the Indemnifying Party objects to a claim on the basis that the Indemnifying Party lacks sufficient information, the Indemnifying Party shall include in the notice of objection a request that the Indemnified Party provide any additional information reasonably necessary in order to assess such Liability Claim and the Indemnified Party shall, to the extent the Indemnified Party reasonably can, provide the additional information reasonably requested. Upon receipt of such additional information, the Indemnifying Party shall review it as soon as reasonably practicable and notify the Indemnified Party of any withdrawal or modification of the objection.

(d) Resolution of Conflicts. In case the Indemnifying Party shall object in writing to any Liability Claim made in any Claims Notice in accordance with Section 10.7(b), the Indemnifying Party and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such Liability Claim. If the Indemnifying Party and the Indemnified Party should so agree, the Liability Claim shall be satisfied in accordance with such agreement.

10.8 Right of Setoff. In the event that any Indemnifying Party (other than the Company) fails to make the payments required under Section 10.7(a) and the Indemnified Party provides the Company with notice of such failure, the Company shall set off any amount to which the Indemnified Party may be entitled under this Article X against distributions otherwise payable by the Company to the Indemnifying Party under the terms of the Operating Agreement and shall pay such off set amounts directly to the Indemnified Party. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit the Indemnified Party in any manner in the enforcement of any other remedies that may be available to it.

10.9 Specific Performance. Each Party’s obligation under this Agreement is unique. If any Party should breach its covenants under this Agreement, the Parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nonbreaching Party or Parties, in addition to any other available rights or remedies, may sue in equity for specific performance, and each Party expressly waives the defense that a remedy in damages will be adequate.

10.10 Exclusive Remedy. Except in the event of fraud or intentional misrepresentation, the remedies provided in this Article X shall be the sole and exclusive remedies of each of the Murphy Parties, the EControls Parties and the Company from and after the Effective Time in connection with any breach of representation or warranty or non-performance, partial or total, of any covenant or agreement contained in this Agreement or any Transaction Document; provided, that, nothing contained herein shall prevent any party from seeking equitable remedies (including specific performance or injunctive relief) in connection therewith.

ARTICLE XI

MISCELLANEOUS

11.1 Expenses. Each of the Parties shall bear its respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

11.2 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

11.3 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but, except as set forth specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the Parties may be assigned without the prior written consent of all the Parties.

11.4 Amendment and Modification. This Agreement may not be terminated, modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by all the Parties. Each Party intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties.

11.5 Specific Performance: Injunctive Relief. The Parties acknowledge that there will be no adequate remedy at law for a violation of any of the covenants or agreements set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to a Party upon any such violation, such Party shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to such Party at law or in equity and each Party hereby waives any and all defenses which could exist in its favor in connection with such enforcement.

11.6 Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the Parties at the following address (or at such other address for a Party as shall be specified by like notice):

If to the Company:

Global Controls & Instrumentation, LLC PO

Box 470248

Tulsa, Oklahoma 74147

Attention: Dave Crowell, Vice President, Finance

Facsimile: (918) 317-4265

Telephone: (918) 317-4241

With copies (which shall not constitute notice) to:

EControls Group, Inc.

3523 Crosspoint

San Antonio, Texas 78217

Attention: Kennon Guglielmo

Facsimile: (210) 590-7593

Telephone: (210) 495-9772

and:

Cox Smith Matthews Incorporated

112 E. Pecan St. Ste 1800

San Antonio, Texas 78205

Attention: Will Liebmann

Facsimile: (210) 554-5414

Telephone: (210) 226-8395

and:

Conner & Winters, LLP

4000 One Williams Center

Tulsa, Oklahoma 74172

Attention: Robert A. Curry

Facsimile: (918) 586-8625

Telephone: (918) 586-5725

If to the Murphy Parties:

Murphy Group, Inc.

PO Box 470248

Tulsa, Oklahoma 74147

Attention: Dave Crowell, Vice President, Finance

Facsimile: (918) 317-4265

Telephone: (918) 317-4241

With a copy (which shall not constitute notice) to:

Conner & Winters, LLP

4000 One Williams Center

Tulsa, Oklahoma 74172

Attention: Robert A. Curry

Facsimile: (918) 586-8625

Telephone: (918) 586-5725

If to the EControls Parties:

EControls, Inc.

3523 Crosspoint

San Antonio, Texas 78217

Attention: Kennon Guglielmo

Facsimile: (210) 590-7593

Telephone: (210) 495-9772

With a copy (which shall not constitute notice) to:

Cox Smith Matthews Incorporated

112 E. Pecan St. Ste 1800

San Antonio, Texas 78205

Attention: Will Liebmann

Facsimile: (210) 554-5414

Telephone: (210) 226-8395

11.7 Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Oklahoma, without regard to its choice of law provisions.

11.8 Entire Agreement. This Agreement, including the exhibits and schedules attached hereto, contains the entire understanding of the Parties in respect of the subject matter hereof and thereof, and supersedes all prior negotiations and understandings among the Parties, whether written or oral, with respect to such subject matter.

11.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

11.10 Remedies Cumulative. Unless otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

11.11 Interpretation and Construction. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. All Exhibits and Schedules referred to herein and attached hereto are incorporated herein by reference. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement. References to a “Section” or “Subsection” when used without further attribution shall refer to the particular sections or subsections of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless the context otherwise required, “neither,” “nor,” “any,” “either” and “or” shall not be exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

11.12 Delivery by Facsimile. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (i.e., e-mail), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party or any party to any such agreement or instrument, each other Party or party thereto shall re-execute original forms thereof and deliver them to all other parties. No Party or party to any such agreement or instrument shall raise the use of a facsimile machine other electronic transmission (i.e., e-mail) to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine other electronic transmission (i.e., e-mail) as a defense to the formation of a Contract and each such Party forever waives any such defense, except to the extent such defense related to lack of authenticity.

11.13 Joint Preparation. This Agreement has been prepared by the joint efforts of the respective attorneys to each of the Parties. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of day and year first above written.

COMPANY:
GLOBAL CONTROLS & INSTRUMENTATION, LLC

	By:	/s/ Frank W. Murphy III
	Name:	Frank W. Murphy III
	Title:	Chief Executive Officer

MURPHY-INC.:
MURPHY GROUP, INC.

	By:	/s/ Frank W. Murphy III
	Name:	Frank W. Murphy III
	Title:	President

MURPHY-LLC:
MURPHY INDUSTRIES, LLC

	By:	/s/ Frank W. Murphy III
	Name:	Frank W. Murphy III
	Title:	Chief Executive Officer

ECONTROLS-INC.:
ECONTROLS GROUP, INC.:

	By:	/s/ Kennon Guglielmo
	Name:	Kennon Guglielmo
	Title:	President

ECONTROLS-LLC:
ECONTROLS, LLC

	By:	/s/ Kennon Guglielmo
	Name:	Kennon Guglielmo
	Title:	President

EXHIBIT A

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Exhibit A:

“401(k) Plan” has the meaning set forth in Section 7.4(c).

“Affiliate” means, when used with respect to a specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person. For purposes of this definition “control,” when used with respect to any specified Person, means the power to direct the management and policies of the Person, directly or indirectly, whether through the ownership of voting securities or other equity interests, by contract, by family relationship or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Agreement” has the meaning specified in the introduction.

“Asset Contributions” has the meaning specified in the recitals.

“Best Efforts” means the efforts that a prudent Person desirous of achieving a commercially reasonable result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

“Claims Notice” has the meaning specified in Section 10.5(a).

“Closing” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“Company” has the meaning set forth in the Introduction.

“Company Excluded Representations” has the meaning specified in Section 10.6(c).

“Company Indemnified Persons” has the meaning specified in Section 10.2.

“Consent” has the meaning specified in Section 7.1(a).

“Contract” means any agreement, contract, instrument, obligation, promise, commitment or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Contributed Interests” has the meaning specified in the recitals.

“Contributor” has the meaning specified in the introduction.

“Copyrights” means all copyrights, whether registered or unregistered, in both published works and unpublished works, and pending applications to register the same.

“EControls Business” has the meaning set forth in the Recitals.

“EControls Asset Contribution” has the meaning specified in the recitals.

“EControls Balance Sheet” has the meaning specified in Section 5.8.

“EControls Balance Sheet Date” has the meaning specified in Section 5.9.

“EControls Competing Business” has the meaning specified in Section 5.27.

“EControls Contributed Assets” has the meaning specified in Section 5.5.

“EControls-LLC Contribution Agreement” has the meaning specified in Section 8.1(d)(i).

“EControls Contributed Interest” has the meaning specified in the recitals.

“EControls Excluded Representations” has the meaning specified in Section 10.6(b).

“EControls Employee Benefit Plans” has the meaning specified in Section 5.23(a).

“EControls Financial Statements” has the meaning specified in Section 5.8.

“EControls Improvements” has the meaning specified in Section 5.12(c).

“EControls-Inc.” has the meaning specified in the introduction.

“EControls-Inc. Retained Liabilities” has the meaning specified in Section 5.6(b).

“EControls Indemnified Persons” has the meaning specified in Section 10.4.

“EControls Insurance Policies” has the meaning specified in Section 5.19.

“EControls Intellectual Property” has the meaning specified in Section 5.5(h).

“EControls Interest Contribution” has the meaning specified in the recitals.

“EControls-LLC” has the meaning specified in the introduction.

“EControls-LLC Assumed Liabilities” has the meaning specified in Section 5.6(a).

“EControls Leases” has the meaning specified in Section 5.12(c).

“EControls Material Contract” means

a.	any Contract relating to the EControls Business and the employment of any person, and all bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, phantom stock, retirement and other employee benefit plans relating to the EControls Business,

b.	any Contract relating to the EControls Business which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock,

c.	any Contract relating to the EControls Business and capital expenditures in excess of $100,000.00,

d.	any loan, advance to, and investment in, any other Person relating to the EControls Business, and any Contract relating to the making of any such loan, advance or investment,

e.	any guarantee and other contingent liability with respect to any indebtedness or obligation of any other Person relating to the EControls Business (other than the endorsement of negotiable instruments for collection in the Ordinary Course of Business),

f.	any management services, consulting and any other similar type Contract relating to the EControls Business,

g.	any Lease and any lease of personal property relating to the EControls Business,

h.	any Contract limiting the freedom of EControls-Inc., EControls-LLC or the Company to engage in any line of business or to compete with any other Person ,

i.	any Contract not entered into in the Ordinary Course of Business of the EControls Business,

j.	any Contract which involves the expenditure by EControls-Inc., EControls- LLC or the Company of more than $100,000.00,

k.	any Contract with any director, officer or employee of any EControls Party or Contract with any Related Person of Kennon Guglielmo,

l.	any Contract which might reasonably be expected to have a potential adverse impact on the EControls Business, individually or in conjunction with other Contracts, in the aggregate,

m.	any Contract relating to any EControls Intellectual Property (including a description of royalties required to be paid or received thereunder),

n.	any EControls Employee Benefit Plans and related or associated Contract, and

o.	any EControls Insurance Policy.

“EControls Parties” has the meaning specified in the introduction.

“EControls Retained Assets’” has the meaning specified in Section 5.5.

“EControls Real Property” has the meaning specified in Section 5.12(a).

“EControls Real Property Leases’” has the meaning specified in Section 8.1(d)(xii).

“EControls Real Property Permits’” has the meaning specified in Section 5.12(h).

“EControls Transition Services Agreement” has the meaning specified in Section 7.4(a).

“Effective Time’” has the meaning set forth in Section 3.1.

“Encumbrance” means any charge, claim, community property interest, condition, covenant, equitable interest, including any equitable servitude, lien, option, pledge, security interest, right of first offer, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environmental and Safety Requirements” means all federal, state and municipal statutes, regulations, common law and similar provisions having force or effect of law, all orders, permits, licenses and approvals with respect to environmental, public health and safety, occupational health and safety, product liability and transportation, including all such standards of conduct or bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control or cleanup of any contaminant, waste, hazardous materials, substances, chemical substances or mixtures, pesticides, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“ERISA Affiliate” means any Person that, together with Murphy-Inc. or EControls-Inc., as the case may be, or any of its Affiliates, as of the relevant measuring date, is (or was) required to be treated as a single employer under Section 414 of the Code; and (ii) any Person who is or was controlled by or under common control with the Person in question. For purposes of this definition, a Person shall be presumed to control any corporation (or similar entity) of which he, she or it owns more than fifty percent (50%) of the voting securities or any partnership of which he, she or it is a general partner.

“Excluded Representations’” has the meaning specified in Section 10.6(c).

“Expiration Date’” has the meaning specified in Section 10.6(a).

“Foreign Official” has the meaning specified in Section 4.32.

“General Enforceability Limitations’” has the meaning set forth in Section 4.3.

“GAAP” means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Financial Statements were prepared.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any:

(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign, or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d) multi-national organization or body; or

(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Guglielmo Executive Loan Agreement” has the meaning set forth in Section 8.2(e)(xii).

“Indebtedness” means, with respect to a Person: (i) any indebtedness for borrowed money or interest-bearing debt, (ii) letters of credit, (iii) any guarantees or other liabilities (contingent or otherwise) with respect to any Indebtedness or obligation of any other Person.

“Indemnified Party” has the meaning specified in Section 10.5(a).

“Intellectual Property Rights” means any and all intellectual and industrial proprietary rights and rights in confidential information of every kind and description anywhere in the world, including (i) patents, patent disclosures and patent applications, (ii) internet domain names, trademarks, service marks, trade dress, trade names, slogans, logos and corporate names (and all translations, adaptations, derivations and combinations of the foregoing), and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works, and registrations and applications for registration thereof, (iv) art and mask works and registrations and applications for registration thereof, (v) computer software (including source code and executable code), programs, data, databases and all documentation related to any of the foregoing, (vi) trade secrets and other confidential information (including ideas, formulas, recipes, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, methods of doing business, research and development information, software development methodologies, drawings, specifications, software architectures, designs, plans, proposals, technical data, copyrightable works, non-public data and databases, financial and marketing plans and customer and supplier lists and information, (vii) all other intellectual property rights, and (viii) copies and tangible embodiments of any of the foregoing (in whatever form of medium).

“Interest Contributions’” has the meaning specified in the recitals.

“ITAR” shall mean the International Traffic in Arms Regulations.

“IRS’” shall mean the Internal Revenue Service.

“Knowledge” means an individual will be deemed to have “Knowledge” of a particular fact or other matter only if such individual is actually aware of, or has received notice of, such fact or other matter. A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, directive, ordinance, principle of common law, regulation, statute, treaty, judgment decree or order.

“Liabilities” means any liability, debt obligation, deficiency, Tax, penalty, fine, claim, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Liability Claim’” has the meaning specified in Section 10.5(a).

“Litigation Conditions’” has the meaning specified in Section 10.5(b).

“Losses’” has the meaning specified in Section 10.2.

“Material Adverse Effect” means, with respect to any company or entity, any event, condition or change which materially and adversely affects or may materially and adversely affect the business, financial condition, assets or results of operations of such company and its Subsidiaries, on a consolidated basis.

“Murphy Asset Contribution’” has the meaning specified in the recitals.

“Murphy Balance Sheet” has the meaning specified in Section 4.8.

“Murphy Balance Sheet Date’” has the meaning specified in Section 4.9.

“Murphy Business” has the meaning set forth in the recitals.

“Murphy Competing Business’” has the meaning set forth in Section 4.27.

“Murphy Contributed Assets’” has the meaning specified in the Section 4.5.

“Murphy Contributed Interest” has the meaning specified in the recitals.

“Murphy Excluded Representations’” has the meaning specified in Section 10.6(a).

“Murphy Employee Benefit Plans” has the meaning specified in Section 4.24(a).

“Murphy Financial Statements” has the meaning specified in Section 4.8.

“Murphy-Inc.” has the meaning specified in the introduction.

“Murphy-Inc. Retained Assets” has the meaning specified in Section 4.5.

“Murphy-Inc. Retained Liabilities’” has the meaning specified in Section 4.6(b).

“Murphy Improvements’” has the meaning specified in Section 4.12(c).

“Murphy Insurance Policies’” has the meaning specified in Section 4.19.

“Murphy Interest Contribution’” has the meaning specified in the recitals.

“Murphy Intellectual Property’” has the meaning specified in Section 4.5(h).

“Murphy Leases’” has the meaning specified in Section 4.12(g).

“Murphy-LLC” has the meaning specified in the introduction.

“Murphy-LLC Assumed Liabilities’” has the meaning specified in Section 4.6(a).

“Murphy-LLC Contribution Agreement” has the meaning specified in Section 8.2(e)(i).

“Murphy Material Contract” means

a.	any Contract relating the Murphy Business to the employment of any person, and all bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, phantom stock, retirement and other employee benefit plans relating to the Murphy Business,

b.	any Contract relating to the Murphy Business which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock,

c.	any Contract relating to the Murphy Business and capital expenditures in excess of $100,000.00,

d.	any loan, advance to, and investment in, any other Person relating to the Murphy Business, and any Contract relating to the Murphy Business and the making of any such loan, advance or investment,

e.	any guarantee and other contingent liability with respect to any indebtedness or obligation of any other Person relating to the Murphy Business (other than the endorsement of negotiable instruments for collection in the Ordinary Course of Business),

f.	any management services, consulting and any other similar type Contract relating to the Murphy Business,

g.	any Lease and any lease of personal property relating to the Murphy Business,

h.	any Contract limiting the freedom of Murphy-Inc., Murphy-LLC or the Company to engage in any line of business or to compete with any other Person,

i.	any Contract not entered into in the Ordinary Course of Business of Murphy- Inc. or Murphy-LLC,

j.	any Contract which involves the expenditure by Murphy-Inc., Murphy-LLC or the Company of more than $100,000.00,

k.	any Contract with any director, officer or employee of any Murphy Party or Contract with any Related Person of Frank W. Murphy III,

l.	any Contract which might reasonably be expected to have a potential adverse impact on the Murphy Business, individually or in conjunction with other Contracts, in the aggregate,

m.	any Contract relating to the Murphy Intellectual Property (including a description of royalties required to be paid or received thereunder),

n.	any Murphy Employee Benefit Plans and related or associated Contract, and

o.	any Murphy Insurance Policy.

“Murphy Parties” has the meaning specified in the introduction.

“Murphy Real Property” has the meaning specified in Section 4.12(a).

“Murphy Real Property Leases’” has the meaning specified in Section 8.2(e)(xiii).

“Murphy Real Property Permits” has the meaning specified in Section 4.12(h).

“Murphy Transition Services Agreement” has the meaning specified in Section 7.4(a).

“Operating Agreement” has the meaning specified in the recitals.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a)	such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b)	such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

(c)	such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; (e) the articles or certificate of organization and operating agreement of a limited liability company; and (f) any amendment to any of the foregoing.

“Parties” has the meaning specified in the introduction.

“Perfect Pass License Agreement’ has the meaning specified in Section 8.1(d)(v).

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal, at law or in equity) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Proprietary Rights Agreement” has the meaning set forth in Section 4.23(b).

“RelatedPerson” means, with respect to a particular individual:

(a) each other member of such individual’s Family;

(b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

Related Person also means, with respect to a specified Person other than an individual:

(e) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(f) any Person that holds a Material Interest in such specified Person;

(g) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(h) any Person in which such specified Person holds a Material Interest;

(i) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(j) any Related Person of any individual described in clause (b) or (c).

For purposes of this definition: (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and former spouses, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Securities Act” means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Subject Transactions” means all of the transactions contemplated by the Transaction Documents, including:

(a) the contribution of the Contributed Interests hereunder;

(b) the Asset Contributions;

(c) the performance by the Parties of their respective covenants and obligations under this Agreement; and

(d) the Company’s acquisition, ownership and exercise of control over Murphy-LLC and EControls-LLC and the Murphy Business and the EControls Business.

“Subsidiary” means, with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Tax” means any tax (including any tax on gross income, net income, franchise, margin, gross receipts, royalty, notorial, capital gains, value added, sales, property, ad valorem, transfer, license, use, profits, windfall profits, withholding on amounts paid to or by a Person, payroll, employment, excise, severance, stamp, occupation, premium, gift, or estate), levy, assessment, tariff, duty (including customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee, including, any such tax, levy, assessment, tariff, duty, deficiency, or fee resulting from any transfer pricing requirements (or changes thereto) imposed by any foreign, federal, provincial, state or local authority or the maintenance of a permanent establishment in a jurisdiction other than that in which such Person was formed, incorporated or registered.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Transaction Documents” means this Agreement and any other agreement, instrument, certificate and document that are contemplated by this Agreement.

“Units” has the meaning set forth in the Operating Agreement.

“Walser Executive Loan Agreement” has the meaning set forth in Section 8.2(e)(xii).